UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § Rule 14a-12
ALKERMES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ALKERMES, INC. PROXY STATEMENT GENERAL INFORMATION ABOUT THE MEETING AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT AND RISK COMMITTEE
AUDIT FEES
OWNERSHIP OF THE COMPANY’S COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS
OTHER BUSINESS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DEADLINE FOR SHAREHOLDER PROPOSALS
EXPENSES AND SOLICITATION
HOUSEHOLDING

Waltham, Massachusetts

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held October 5, 2010

To the Shareholders:

The annual meeting of shareholders of Alkermes, Inc., or the Company, will be held at the offices of the Company, 852 Winter Street, Waltham, Massachusetts 02451, on October 5, 2010, at 9:00 a.m. for the following purposes:

1.	To elect nine members of the Board of Directors, as nominated by our Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

2.	To ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2011.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed July 23, 2010 as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the 2010 Annual Meeting of Shareholders. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on July 23, 2010 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. All shareholders are cordially invited to attend the meeting.

To ensure your representation at the 2010 Annual Meeting of Shareholders, you are urged to vote by one of the following steps as promptly as possible:

(1)	Use the toll-free telephone number on your proxy card to vote by phone;

(2)	Visit the web site noted on your proxy card to vote via the Internet;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Vote in person at the 2010 Annual Meeting of Shareholders. You may obtain directions to the offices of the Company by visiting http://www.alkermes.com/contact-us.aspx.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors this year, your shares will not be counted in the election.

Kathryn L. Biberstein
Secretary

July 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be Held on October 5, 2010: The proxy statement and annual report to Shareholders are available at www.edocumentview.com/ALKS.

ALKERMES, INC.
PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

The accompanying proxy is solicited by the Board of Directors, or Board, of Alkermes, Inc., a Pennsylvania corporation, referred to as Alkermes or the Company, in connection with its 2010 Annual Meeting of Shareholders, or Annual Meeting, to be held at the offices of the Company, 852 Winter Street, Waltham, Massachusetts 02451, at 9:00 a.m., on October 5, 2010. Copies of this Proxy Statement and the accompanying proxy were made available on or after July 29, 2010 to the holders of record of Common Stock on July 23, 2010, which is known as the Record Date. Our 2010 Annual Report on Form 10-K is also being sent with this Proxy Statement.

Why are we soliciting proxies?

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board for use at our Annual Meeting.

When and where is the 2010 Annual Meeting?

The Annual Meeting will be held at our offices at 852 Winter Street, Waltham, Massachusetts 02451 on Tuesday, October 5, 2010 at 9:00 A.M. local time or at any future date and time following an adjournment or postponement of the meeting.

What are the purposes of the 2010 Annual Meeting?

The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board knows of no other business that will come before the Annual Meeting.

Who can vote and how does cumulative voting work?

Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Annual Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit. If you choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on your proxy card or on your ballot when voting at the Annual Meeting. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes among nominees as they consider advisable.

How do proxies work?

Our Board is asking for your proxy using the accompanying proxy card. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may either vote for or withhold voting authority with respect to some or all of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you submit the proxy card without specifying your voting instructions, we will vote your shares as follows:

•	FOR the election of the nominees named herein to the Company’s Board of Directors;

•	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2011.

With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See “Other Business.”

Shares represented by valid proxies received in time for the Annual Meeting and not revoked before the Annual Meeting will be voted at the Annual Meeting. You can revoke your proxy and change your vote in the manner described below in the subsection titled “How can I change my vote?” If your shares are held through a bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee.

How do I vote?

It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person.

If you are a registered shareholder (also called a “record holder”), there are four ways to vote:

•	By Internet. Access the website of our tabulator, Computershare, at:
http://www.envisionreports.com/ALKS, using the voter control number that we have printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. The cutoff time for voting by Internet is 11:59 pm EDT on October 4, 2010.

•	By Telephone. Call 1-800-652-VOTE (1-800-652-8683) toll-free from the U.S. and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. The cutoff time for voting by telephone is 11:59 pm EDT on October 4, 2010.

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted (or unless discretionary authority to cumulate votes is exercised), they will be voted FOR the nominees named herein to the Company’s Board of Directors; and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2011; and will be voted according to the judgment of the proxy holder upon any other business that may properly be brought before the Annual Meeting and at all adjournments and postponements thereof.

•	In Person at the Annual Meeting. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares are held in a brokerage account in your broker’s name (this is called “street name”), please follow the voting instructions provided by your bank, broker or other nominee. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee. If you provide specific voting instructions by telephone, by Internet or by mail, your bank, broker or other nominee must vote your shares as you have directed. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please use each proxy card and voting instruction form to vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the Annual Meeting by:

•	Re-voting by telephone or by Internet as instructed above. Only your latest telephone or Internet vote will be counted.

•	Signing and dating a new proxy card or voting instruction form and submitting it as instructed above. Only your latest proxy card or voting instruction form will be counted.

•	If your shares are registered in your name, delivering timely written notice of revocation to the Secretary, Alkermes, Inc., 852 Winter Street, Waltham, Massachusetts 02451.

•	Attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. If your shares are held in “street name” in a brokerage account or by a bank or other nominee, you must request a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting.

Only your latest vote, in whatever form, will be counted.

What is a broker non-vote?

Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Under stock exchange and other rules, brokers have the authority to vote such shares only on discretionary, or routine, matters but not on non-discretionary, or non-routine, matters.

Each matter on the agenda for the Annual Meeting (other than ratification of our independent registered public accountants) is a non-routine matter. If you do not instruct your broker how to vote on these matters your shares will not be counted.

You should vote your shares by following the instructions on the voting instruction form provided by your bank, broker or other nominee and returning your voting instruction form to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

Will my shares be counted if I do not vote?

If you are a record holder and do not vote by telephone or by Internet, or by signing, dating and returning a proxy card, or in person at the Annual Meeting, then your shares will not be voted.

If you are the beneficial owner of shares held in street name by a bank, broker or other nominee, as the record holder of the shares, your bank, broker or other nominee is required to vote those shares in accordance with your instructions. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on these important matters. You should vote your shares by following the instructions on the voting instruction form provided by your bank, broker or other nominee and returning your voting instruction form to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

If you do not give instructions to your broker, your broker will be entitled to vote your shares only with respect to routine matters, which at the Annual Meeting is only the ratification of our independent registered public accountants, but will not be permitted to vote your shares with respect to non-routine matters. Uninstructed shares will be treated as broker non-votes. We urge you to provide instructions to your broker to ensure that your votes will be counted.

How many shares must be present to hold the Annual Meeting?

The Company had 95,106,212 shares of Common Stock outstanding and entitled to vote on the Record Date. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders of record are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each proposal and how are votes counted?

•	Election of Directors: For the election of directors, the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker “non-votes” will have no effect on the voting outcome with respect to the election of directors.

•	Ratification of PricewaterhouseCoopers LLP: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their best judgment.

Where do I find the voting results of the Annual Meeting?

We will disclose voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the end of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be Held on October 5, 2010.

The proxy statement and annual report to Shareholders are available at www.edocumentview.com/ALKS.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members: David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Mark B. Skaletsky and Michael A. Wall. Nine directors are to be elected at the Annual Meeting to serve one-year terms until the 2011 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Mark B. Skaletsky, and Michael A. Wall unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Annual Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

The nine nominees for directors receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the election of the nominees named herein to the Company’s Board of Directors.

Directors and Executive Officers

The following table sets forth the directors, director nominees approved by the Board upon the recommendation of the Nominating and Corporate Governance Committee to be elected at the Annual Meeting and the executive officers of the Company, their ages, and the position currently held by each such person within the Company as of July 23, 2010.

Name	Age	Position

Ms. Kathryn L. Biberstein	51	Senior Vice President, Government Relations and Public Policy, General Counsel, Secretary and Chief Compliance Officer
Mr. James M. Frates	43	Senior Vice President, Chief Financial Officer and Treasurer
Mr. Michael J. Landine	56	Senior Vice President, Corporate Development
Dr. Elliot W. Ehrich	51	Senior Vice President, Research and Development, and Chief Medical Officer
Mr. Gordon G. Pugh	52	Senior Vice President, Chief Operating Officer and Chief Risk Officer
Mr. Richard F. Pops	48	Director, Chairman of the Board, Chief Executive Officer and President
Mr. David W. Anstice(1)	62	Director
Dr. Floyd E. Bloom(2)(3)	73	Director
Mr. Robert A. Breyer	66	Director
Ms. Geraldine Henwood(3)	57	Director
Mr. Paul J. Mitchell(1)(2)	57	Director
Dr. Alexander Rich(3)	85	Director
Mr. Mark B. Skaletsky(1)(2)	62	Director
Mr. Michael A. Wall	81	Director, Chairman Emeritus

(1)	Member of the Compensation Committee

(2)	Member of the Audit and Risk Committee

(3)	Member of the Nominating and Corporate Governance Committee

Biographical Information

Ms. Biberstein is Senior Vice President, General Counsel and Secretary of Alkermes. She is also the Chief Compliance Officer of Alkermes and the head of Government Relations and Public Policy. From March 2003 to April 2007, Ms. Biberstein served as Vice President and General Counsel of Alkermes. She has served as Secretary of Alkermes since June 2004. She was Of Counsel at Crowell & Moring LLC from February 2002 to February 2003 and performed legal consulting services for various clients from March 2000 to February 2002. She was also employed by Serono S.A., a biotechnology company, as General Counsel from 1993 to March 2000, where she was a member of the Executive Committee.

Mr. Frates is Senior Vice President, Chief Financial Officer and Treasurer of Alkermes. From June 1998 to April 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes. From June 1996 to June 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at Morgan Stanley & Co. Mr. Frates served on the Board of Directors of GPC Biotech AG, a biotechnology company, from June 2004 to 2009, and was a national director of the Association of Bioscience Financial Officers from 2004 to 2009.

Mr. Landine is Senior Vice President, Corporate Development of Alkermes. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Alkermes. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes. Mr. Landine is a member of the Board of Directors of Kopin Corporation, a publicly traded manufacturer of components for electronic products, GTC Biotherapeutics, Inc., a publicly traded biotechnology company, and ECI Biotech, a privately held protein sensor company. Mr. Landine is a Certified Public Accountant.

Dr. Ehrich serves as Senior Vice President of Research and Development and Chief Medical Officer at Alkermes. Dr. Ehrich leads the Research and Development, Clinical Sciences and Drug Safety functions at Alkermes. Prior to assuming this position in May 2007, Dr. Ehrich served as Vice President, Science Development and Chief Medical Officer. Prior to joining Alkermes in 2000, Dr. Ehrich spent seven years at Merck & Co., Inc., a publicly traded pharmaceutical company, overseeing the clinical development and registration of novel pharmaceuticals. Dr. Ehrich is a Fellow of the American College of Rheumatology and has had numerous publications in peer-reviewed journals. Dr. Ehrich worked as a research associate at the European Molecular Biology Laboratory in Heidelberg, Germany before attending medical school. Dr. Ehrich is also a member of the scientific advisory board for Aileron Therapeutics, a privately held biopharmaceutical company.

Mr. Pugh serves as Senior Vice President and Chief Operating Officer at Alkermes and, as of July 2010, as the Company’s Chief Risk Officer. In his current role, he is responsible for the overall leadership of the Operations departments at Alkermes. Additionally, he oversees site management in Waltham, Massachusetts, and Wilmington, Ohio. Prior to assuming these positions in May 2007, Mr. Pugh served as Vice President of Operations at Alkermes. Mr. Pugh has over 25 years of operations and manufacturing experience. For the eight year period prior to joining Alkermes, Mr Pugh worked at Lonza Biologics, Inc., a publicly traded life sciences company, as the Vice President of manufacturing operations in the U.S. and Europe.

Mr. Pops is the Chief Executive Officer, President and Chairman of the Board of Directors of Alkermes. Mr. Pops served as Chief Executive Officer of Alkermes from February 1991 to April 2007 and again assumed this role, along with that of President, in September 2009. He has been a director of Alkermes since February 1991 and has been Chairman of the Board of Directors of Alkermes since April 2007. Since 1998, Mr. Pops has served on the Board of Directors of Neurocrine Biosciences, Inc., a publicly traded biopharmaceutical company, Acceleron Pharma, Inc. and Epizyme Inc., both of which are privately held biotechnology companies, the Biotechnology Industry Organization, or BIO, the Pharmaceutical Research and Manufacturers of America, or PhRMA, and the New England Healthcare Institute. He is an advisory board member of Polaris Venture Partners. He has previously served on the Board of Directors of two other publicly traded biopharmaceutical companies, Sirtis Pharmaceuticals (from 2004 until 2008), and CombinatoRx, Incorporated (from 2001 until 2009). Mr. Pops also served on the Board of Directors of Reliant Pharmaceuticals, a privately held pharmaceutical company purchased by GlaxoSmithKline in 2007. He is also a member of the Harvard Medical School Board of Fellows and the Fessenden School Board of Trustees.

Mr. Pops’ qualifications for our Board include his leadership experience, business judgment and industry knowledge. As a senior executive of Alkermes for almost twenty years, he provides in-depth knowledge of our company derived from leading its day to day operations. His ongoing involvement as a board member of BIO and PhRMA brings to the organization extensive knowledge of the current state of the pharmaceutical industry.

Mr. Anstice has been a director of Alkermes since October 2008. He served as Executive Vice President of Merck & Co., Inc. from 2006 through August 2008 with responsibility for enterprise strategy and implementation; during two separate parts of this period he was acting President, Global Human Health and President of Merck’s business in Japan. From 2003 to 2006, Mr. Anstice served as President of Merck’s Asia Pacific businesses. From 1995 to 2003, Mr. Anstice served as President of Merck’s business units in the U.S. and Canada, and for Latin America. In his 34 years with Merck, he held a variety of positions with their worldwide ventures, including President, Human Health, Europe, and reported to the Chief Executive Officer of Merck from 1994 through August 2008. Mr. Anstice serves as Chairman and President of the Board of the University of Sydney USA Foundation, Member of the Board of Management for the Morris Arboretum at the University of Pennsylvania, Trustee for the US Foundation of the University Del Valle of Guatemala, Board Member of the United States Studies Centre at the University of Sydney, and a board of advice member for the University of Sydney faculty of Economics and Business. He is also an adjunct professor for the faculty of

Economics & Business at the University of Sydney. Since 2008, Mr. Anstice has served as a director of CSL Limited, a publicly traded, global, specialty biopharmaceutical company.

Mr. Anstice’s lengthy service with Merck & Co., in combination with the breadth of his responsibilities while at Merck, provide the Company with experience in and knowledge about the pharmaceutical industry. Mr. Anstice’s prior leadership positions in industry organizations augment his pharmaceutical management and organizational expertise and industry knowledge. Mr. Anstice also has expertise in the areas of strategic planning, risk management and corporate governance.

Dr. Bloom is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he was Chairman of the Department of Neuropharmacology until February 2005 and where he is currently a Professor Emeritus. From 2000 to 2006, Dr. Bloom served as Chief Executive Officer of Neurome, Inc., a privately held biotechnology company. Dr. Bloom served as Editor-in-Chief of the publication Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine, the Royal Swedish Academy of Science, and the Board of Trustees of Washington University, as Chairman of National Council for the School of Medicine. He also currently serves on the Veterans Administration’s Gulf War Veterans Illness Research Advisory Committee and, until 2009, served on the President’s Council on Bioethics. Dr. Bloom also serves on the Scientific Advisory Boards of Middlebrook Pharmaceuticals, and Rivervest and as a consultant to 5AM Investments, Ceregen, Inc. and RxGen, Inc. From 2007 until 2009, Dr. Bloom served as a member of the Board of Directors of Elan Corporation, a neuroscience-based biotechnology foreign private issuer headquartered in Ireland. Dr. Bloom currently serves on Elan Corporation’s Science and Technology Committee.

Dr. Bloom is a distinguished scientist and long-standing member of various scientific societies, including the National Academy of Sciences. His scientific knowledge makes him a resource to the Company’s research and development and commercial teams and a reference point for other directors. Dr. Bloom’s service on other publicly traded company boards provides experience relevant to good corporate governance practices. As a founder of the Company, Dr. Bloom also brings a historical perspective to our Board.

Mr. Breyer has been a director of Alkermes since July 1994. He served as the President of Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly and Company, or Eli Lilly, a publicly traded pharmaceutical company. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales, of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly. Mr. Breyer is also a former member of the Board of Directors of Lentigen, Inc., a privately held diversified biologics company.

Mr. Breyer’s experience as an executive with Eli Lilly provides management and operational skills to our Board. Mr. Breyer has experience with managing overall financial performance of pharmaceutical and medical device units and in pharmaceutical manufacturing and sales and marketing operations. As a former executive at Alkermes, Mr. Breyer also has knowledge of the Company’s technology, manufacturing operations and management team.

Ms. Henwood has been a director of Alkermes since April 2003. She is currently the Chief Executive Officer and a director of both Recro Pharma Inc., a privately held specialty pharmaceutical company, and Garnet BioTherapeutics, Inc., a privately held clinical stage cell therapy company, and is a consultant with Malvern Consulting Group. From 1999 to July 2006, she was the President, Chief Executive Officer and a director of Auxilium Pharmaceuticals, a publicly traded pharmaceutical company co-founded by Ms. Henwood and specializing in urologic and male health. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization, IBAH, Inc., that became a public company and was eventually sold to a large healthcare company. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham, a pharmaceutical company, in various capacities including senior commercial, medical and regulatory positions. Since 2004, Ms. Henwood has served on the Board of Directors of MAP Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Ms. Henwood also serves on the Board of Directors of ImmunoScience, Inc., a privately held vaccine development company, and is a trustee of Neumann College.

Ms. Henwood brings expertise in clinical development and regulatory approval processes to our Board. Ms. Henwood’s experience at large and small pharmaceutical and biotech companies provides insight into drug development, both as conducted by the Company itself or in partnership with large pharmaceutical companies. Ms. Henwood’s additional qualifications for our Board include her industry knowledge and the management and operational experience she acquired as the Chief Executive Officer of several pharmaceutical and biotechnology companies. Her service on various life science boards also brings relevant corporate governance experience to our Board.

Mr. Mitchell has been a director of Alkermes since April 2003. He served as the Chief Financial Officer and Treasurer of Kenet, Inc., a privately held semiconductor company, from April 2002 until January 2009. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation, a publicly traded semiconductor company, from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group, an investment and consulting firm with activities in the technology, healthcare and financial services industries. He is a Certified Public Accountant.

Mr. Mitchell’s background as the Chief Financial Officer of several companies, including a publicly traded company, and as a certified public accountant provides expertise to our Board in the area of financial reporting, treasury, financing issues, executive compensation and compliance with securities obligations. His business judgment is relied upon by our Board when contemplating a variety of organizational and strategic issues.

Dr. Rich is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences and the Institute of Medicine. Dr. Rich is Chairman of the Board of Directors of Repligen Corporation, a publicly traded biotechnology company, and has served on the Board of Directors of Repligen Corporation since 1981. Dr. Rich also serves as a member of the Board of Directors of Profectus Biosciences Inc., a privately held biotechnology company. He serves on the editorial board of Genomics and the Journal of Biomolecular Structure and Dynamics. He previously served on the Board of Directors of Bristol-Myers Squibb Company from October 1989 to 1995 and on the Board of Directors of the Squibb Corporation from March to October 1989.

Dr. Rich is an eminent scientist with over forty years experience in academic research. As the past and current director of several publicly traded life sciences companies, Dr. Rich has insight into issues affecting life science companies as they grow and mature. As a founder of the Company, Dr. Rich has extensive knowledge of our business as well.

Mr. Skaletsky has been a director of Alkermes since June 2004 and currently serves as our Lead Independent Director. He is currently Chief Executive Officer and President of Fenway Pharmaceuticals, a privately held pharmaceutical company. Mr. Skaletsky was the President, Chief Executive Officer, and Chairman of Trine Pharmaceuticals, Inc. (formerly Essential Therapeutics, Inc.), a privately held drug development company, from 2001 to 2007. In May 2003, Essential Therapeutics, Inc. filed a Chapter 11 bankruptcy petition which was favorably resolved in October 2003. From 2000 to 2001, Mr. Skaletsky was the Chairman and Chief Executive Officer of The Althexis Company, a privately held drug development company. From 1993 to 2000, he was the President and Chief Executive Officer of GelTex Pharmaceuticals, Inc., a publicly traded pharmaceutical company, until its acquisition by Genzyme, Inc. Mr. Skaletsky also served as President and Chief Operating Officer of Biogen, Inc., a publicly traded life sciences company, from 1981 to 1988 and Chairman and Chief Executive Officer of Enzytech Inc., a privately held biotechnology company, from 1988 to 1993. Since 2000, Mr. Skaletsky has served on the Board of Directors of Immunogen, Inc., a publicly traded pharmaceuticals preparations company and, since 2002, as the non-executive chairman of Targacept, Inc., a publicly traded a biopharmaceutical company; Mr. Skaletsky has been a member of the Board of Directors of Targacept since 2001. From 2003 until 2009, Mr. Skaletsky served on the Board of Directors of AMAG Pharmaceuticals, Inc., a publicly traded biopharmaceuticals company. Additionally, Mr. Skaletsky has previously served on the Board of Directors of Trine Pharmaceuticals and Icoria, Inc., a publicly traded biotechnology company acquired by Clinical Data in 2005. He is also a member of the Board of Trustees of Bentley University and is a member of the Board of Directors and a former Chairman of BIO.

Mr. Skaletsky’s qualifications to serve on our Board include his broad industry knowledge as well as the leadership and financial expertise he acquired as an executive officer of several pharmaceutical and biotechnology companies. As the past and present Chief Executive Officer of several biotechnology companies, as well as director of several other life science companies, he brings to the Board knowledge and expertise on corporate governance, executive compensation, corporate alliances and financial management of publicly traded companies.

Mr. Wall is a founder of Alkermes and was Chairman of the Board of Alkermes from 1987 to 2007. He is currently Chairman Emeritus of Alkermes, as well as a part-time employee. Mr. Wall was a pioneer in the founding of BIO and was involved in the creation of several life science companies including Centcor, Inc. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc. From November 1987 to June 1993, he was Chairman Emeritus of Centocor. He has also served on the Board of Directors of Auxilium Pharmaceuticals from 2001 until 2005 and Kopin Corporation from 1984 until 2006.

Mr. Wall is a founder of the Company, with extensive knowledge of our business and products. Mr. Wall brings historical knowledge, leadership and continuity to the Board. In addition, as an entrepreneur in the biotechnology field, Mr. Wall has years of business and operational experience as well as experience serving on the Board of Directors of several life science companies.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Company defines an “independent” director in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”). Because it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the Board periodically reviews each director’s status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the Board, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities as a director. The Board makes a determination as to whether each director is “independent” under the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq at two points in time during the year — after the annual meeting of shareholders and in conjunction with the preparation and filing of the Company’s Proxy Statement. To assist in making its determination, the Board solicits information from each of the Company’s directors regarding whether such director, or any family member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation.

The Board of Directors has determined that each of David W. Anstice, Floyd E. Bloom, Geraldine Henwood, Paul J. Mitchell, Alexander Rich, Mark B. Skaletsky and, as of July 2010, Robert A. Breyer, are independent within the meaning of the Company’s director independence standards and the director independence standards of the Exchange Act and Nasdaq. Furthermore, the Board of Directors has determined that each member of each committee of the Board of Directors, or Committee, is independent within the meaning of the director independence standards of the Company, the Exchange Act and Nasdaq.

Executive Sessions of Independent Directors

The Board’s policy is to hold meetings of the independent directors following each regularly scheduled in-person Board meeting (other than in connection with the annual meeting of shareholders). Independent director sessions do not include any employee directors of the Company. From February 2005 through March 2010, Mr. Skaletsky, as selected by a majority of the independent directors, served as the presiding director of the executive sessions of the independent directors. In March 2010, the Board formally adopted a Charter of the Lead Independent Director which requires that members of the Board elect a non-management director to serve in a lead capacity if the Chairman of the Board and Chief Executive Officer of the Company are the same person. Mr. Skaletsky was elected Lead Independent Director by the Board in March 2010.

Board Leadership Structure

From March through September 2009, the roles of chairman of the board and chief executive officer of the Company were held by different individuals. In September 2009, following the resignation of Mr. Broecker as Chief Executive Officer of the Company, the Board also appointed Mr. Pops, Chairman of our Board, as Chief Executive Officer of the Company. In determining that Mr. Pops serve in this combined role, the Board considered Mr. Pops’ ability to provide consistent and continuous leadership to both our Board and our Company at a time of changing Company priorities, his ability to coordinate the strategic objectives of both management and the Board, his extensive knowledge of our operations and the industry and markets in which we compete and his ability to promote communication and synchronize activities between our Board and our senior management.

To facilitate effective independent oversight, the Board adopted a Lead Independent Director role, in which, as previously noted, Mr. Skaletsky currently serves. The Board believes that this structure provides an efficient and effective leadership model for the Company and we believe that this Board leadership structure is the most appropriate structure for the Company as of the date of this Proxy Statement. The duties of the Lead Independent Director include:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the independent directors;

•	reviewing and approving matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	serving as the liaison between the Chairman of the Board and the independent directors;

•	authorizing the retention of outside advisors and consultants who report directly to the Board on Board-wide issues; and

•	calling meetings of the independent directors of the Board.

A current copy of our Charter of the Lead Independent Director is available on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com.

In addition, the Board has three standing committees, each of which is comprised solely of independent directors and led by an independent chair. These committees are discussed in detail below and under the heading “Board Committees.”

Policies Governing Director Nominations

Director Qualifications and Consideration of Diversity

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be of high ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience.

Although we do not have a formal diversity policy, we and the Nominating and Corporate Governance Committee endeavor to have a Board representing diverse viewpoints with broad experience in areas important to the operation of our Company such as business, science, medicine, finance/accounting, or education. In this context, the Nominating and Corporate Governance Committee, in addition to the minimum qualifications set forth above, also considers a variety of attributes in selecting nominees to the Board of Directors, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing;

•	Leadership experience with public companies or other significant organizations;

•	International experience; and

•	Diversity of age, gender, culture and professional background.

These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Board members are expected to prepare for, attend, and participate in all Board meetings, meetings of Committees on which they serve and the Company’s annual meeting of shareholders. In addition, directors should stay abreast of the Company’s business and markets. The General Counsel and the Chief Financial Officer will be responsible for assuring the orientation of new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Periodically, the Company will provide opportunities for directors to visit Company facilities in order to provide greater understanding of the Company’s business and operations. The Board performs an annual self-evaluation. The Board, in coordination with each Committee, performs an annual performance evaluation of each such Committee. The Board, following review by the Nominating and Corporate Governance Committee, determines whether other educational measures are appropriate as part of the annual Board evaluation.

Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Board members should not hold more than six directorships (including such member’s seat on the Company’s Board of Directors), excluding for this purpose, not-for-profit organizations, trade organizations and related organizations, unless otherwise agreed to by the Nominating and Corporate Governance Committee. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates. Directors are expected to report changes in their primary business or professional association, including retirement, to the Chairman of the Board and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, will consider any effects these changes may have on the effectiveness of the director’s contribution to the work of the Board.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to shareholders in connection with the preceding year’s annual meeting.

Such recommendation for nomination must be in writing and include the following:

•	Name and address of the shareholder making the recommendation, as they may appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a director nominee (a “Director Nominee”);

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the shareholder making the recommendation;

•	All other information relating to the Director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the Director Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected); and

•	A written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
852 Winter Street
Waltham, MA 02451
Attn: Secretary of Alkermes, Inc.

By facsimile to:

(781) 609-5856
Attn: Secretary of Alkermes, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominee shall not be counted.

Composition and Responsibilities of the Board of Directors

The Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing materials provided to them, by visiting the Company’s offices and by participating in meetings of the Board and its committees and the annual meeting of shareholders.

Size of the Board

The Board of Directors currently consists of nine members. The Board periodically reviews the appropriate size of the Board and, in accordance with the Company’s By-laws, this number may be adjusted from time to time.

Board Compensation

It is the general policy of the Board that Board compensation should be a mix of cash and equity based compensation. Full-time employee directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as an “independent” director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company’s service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company. The Compensation Committee periodically reviews director compensation.

Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of our management and our Board oversees and reviews various aspects of the Company’s risk management efforts. The Board executes its oversight responsibility for Company risk management directly and through its Committees, as follows:

•	Each year, typically during the second fiscal quarter, the Board holds a meeting with the Chairman of the Board and Chief Executive Officer dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy, including a discussion of key risks to the plans and strategy and ways to mitigate such risks. The involvement of the Board in reviewing, and providing feedback on, our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company. In addition, on an informal basis and as part of the regularly scheduled Board meetings, the Board discusses and provides feedback regarding the strategic direction and the issues and opportunities facing our Company in light of trends and developments in the industry and the general business environment.

•	The Audit and Risk Committee is responsible for overseeing our financial, accounting and enterprise risk management programs and policies, as set forth in its charter. As part of fulfilling these responsibilities, the Audit and Risk Committee meets regularly with PricewaterhouseCoopers, LLP, or PWC, our independent registered public accounting firm, and members of management and others, including our Chief Financial Officer and members of our legal and compliance department, to assess the integrity of our financial reporting processes, internal controls and actions taken to monitor and control risks related to such matters. The Audit and Risk Committee also regularly meets with PWC in executive session, without management present. The Audit and Risk Committee receives regular assessments from management as to our policies and internal procedures designed to promote compliance with laws and regulations affecting our business and the results of our internal auditing and monitoring practices in this regard. In addition, the Audit and Risk Committee discusses, on an as-needed basis, any risks identified by our enterprise risk management process or otherwise identified, including an evaluation of any such risk and mitigation activities put in place in reference thereto, and, pursuant to its recently amended charter, engages in a regular review of our enterprise risk management process. On an ongoing basis, members of our Audit and Risk Committee have direct access to our Chief Operating Officer, who serves as chief risk officer of the Company and who is responsible for our enterprise risk management process.

•	The Compensation Committee is responsible for reviewing and evaluating risks related to our compensation programs, policies and practices. For additional discussion of the Company’s efforts to manage compensation-related risks, see the discussion under the heading “Risk Assessment of Compensation Related Policies and Practices.”

•	The Nominating and Corporate Governance Committee is responsible for reviewing our governance practices, policies and programs, including director and management succession planning, recruiting, and other areas that may impact our risk profile from a governance perspective.

In performing their risk oversight functions, each committee has full access to management, as well as the ability to engage outside advisors.

Succession Plan

The chair of our Compensation Committee and members of our Nominating and Corporate Governance Committee review and discuss succession planning with our Chief Executive Officer. On an annual basis, the chair of our Compensation Committee and Chief Executive Officer review succession planning with the Board of Directors.

Scheduling and Selection of Agenda Items for Board Meetings

In-person Board meetings are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of or a report by any member of the Company’s management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Lead Independent Director approves the Board agenda in advance of the meeting. The Board may also take action from time to time by unanimous written consent.

Typically, the meetings of the Board are held at the Company’s headquarters in Waltham, Massachusetts, but occasionally meetings may be held at other locations at the discretion of the Board.

The annual cycle of agenda items for Board meetings is expected to change on a periodic basis to reflect Board requests, changing business and legal issues and the work done by the Board Committees.

Board Committees

The Company currently has three standing Committees: Audit and Risk, Compensation, and the Nominating and Corporate Governance Committees. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances. The Audit and Risk, Compensation and Nominating and Corporate Governance Committees shall each be composed entirely of independent directors.

Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee undertakes an annual review of its charter and works with the Board to make such revisions as are considered appropriate.

Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Each Committee regularly reports to the Board concerning the Committee’s activities.

Assignment of Committee Members

The Board is responsible for the appointment of Committee members.

Frequency and Length of Committee Meetings and Committee Agenda

The Committee chair, in consultation with the Chairman of the Board and appropriate members of management, will determine the frequency and length of the Committee meetings and develop the Committee’s agenda. The agendas and meeting minutes of the Committees will be shared with the full Board, and other Board members are welcome to attend Committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any Committee.

Policies Governing Security Holder Communications with the Board of Directors

The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairman of the Board via one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
852 Winter Street
Waltham, MA 02451
Attn: Chairman of the Board of Directors

By facsimile at:

(781) 609-5856
Attn: Chairman of the Board of Directors

For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
852 Winter Street
Waltham, MA 02451
Attn: [Name of Individual Director]

By facsimile at:

(781) 609-5856
Attn: [Name of Individual Director]

The Company will forward any such security holder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Shareholders

In April of 2004, the Board adopted a policy that all directors and all nominees for election as directors attend the Company’s annual meeting of shareholders in person. All directors, with the exception of Ms. Henwood, attended the 2009 annual meeting of shareholders. Ms. Henwood was unable to attend the annual meeting of shareholders due to a medical emergency.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, at the direction of the Board, reviewed our compensation policies and practices and concluded that these policies and practices are not structured to be reasonably likely to have a material adverse effect on the Company. Specifically, our compensation programs contain many features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

•	a balance of fixed cash compensation and variable cash and equity compensation, with variable compensation tied both to short- and long-term objectives and the long-term value of our stock price;

•	the Compensation Committee’s ability to exercise discretion in determining incentive program payouts and equity awards;

•	share ownership guidelines applicable to our directors and executive officers; and

•	mandatory training on our policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Code of Ethics

The Company has adopted a “code of ethics” (as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act) that applies to all of the Company’s directors and employees, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Business Conduct and Ethics also meets the requirements of a “code of conduct” (as defined by the rules of Nasdaq) and is applicable to all of the Company’s officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes, Inc., Attention: Investor Relations, 852 Winter Street, Waltham, MA 02451.

Members of the Board of Directors shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the Board of Directors.

For more corporate governance information, you are invited to access the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held seven meetings during the last fiscal year and otherwise acted by unanimous consent. All of the Company’s directors attended at least 75% of the aggregate of all meetings held during the prior full fiscal year of the Board of Directors and of all committees of which the director was a member. The standing committees of the Board are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The Audit and Risk Committee consists of Floyd E. Bloom, Paul J. Mitchell and Mark Skaletsky. Mr. Mitchell serves as chair of the Audit and Risk Committee. In compliance with the Sarbanes-Oxley Act of 2002, the entire Board determined, based on all available facts and circumstances, that Mr. Mitchell and Mr. Skaletsky are both “audit committee financial experts” as defined by the Securities and Exchange Commission. The Audit and Risk Committee met seven times during the last fiscal year. The Audit and Risk Committee operates under a written charter adopted by the Board of Directors, a current copy of which can be found on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com. Each member of the Audit and Risk Committee is independent as such term is defined in Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the Nasdaq’s listing standards, as well as under the applicable requirements of the Exchange Act.

Under the terms of its current Charter, the Audit and Risk Committee is responsible for (1) appointing, compensating and retaining the Company’s independent public accountants, (2) overseeing the work performed by any independent public accountants, (3) assisting the Board of Directors in fulfilling its responsibilities by: (i) reviewing the financial reports provided by the Company to the Securities and Exchange Commission, the Company’s shareholders or to the general public (ii) reviewing the Company’s internal financial and accounting controls, and (iii) reviewing all related party transactions, (4) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, (5) assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, compliance and external risks inherent to the business of the Company and (6) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisors as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Additionally, the Audit and Risk Committee is responsible for approving, in advance, any and all audit and non-audit services to be performed by PWC. All services provided by PWC during fiscal year 2010 were pre-approved by the Audit and Risk Committee.

The Nominating and Corporate Governance Committee currently consists of Floyd E. Bloom, Geraldine Henwood and Alexander Rich. Ms. Henwood serves as chair of the Nominating and Corporate Governance Committee. Under the terms of its current Charter, the Nominating and Corporate Governance Committee is responsible for (1) identifying individuals qualified to become members of the Board and recommending that the Board select the director nominees for election, (2) periodically reviewing the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees, and (3) monitoring compliance with the Code of Business Conduct and Ethics. Each of the members of the Nominating and Corporate Governance Committee is independent as such term is defined in Rule 5605(a)(2) of the Nasdaq listing standards. During the last fiscal year, the Nominating and Corporate Governance Committee met four times.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com.

The Compensation Committee, currently consisting of Paul J. Mitchell, David W. Anstice and Mark Skaletsky met nine times during the last fiscal year and otherwise acted by unanimous written consent. Mr. Skaletsky serves as chair of the Compensation Committee. Under the terms of its current Charter, the Compensation Committee is responsible for (1) discharging the Board’s responsibilities relating to the compensation of the Corporation’s executives, (2) administering the Company’s incentive compensation and equity plans, (3) producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations, and (4) reviewing and discussing with the Company’s management the Company’s executive compensation disclosure (including the Company’s disclosure under “Compensation Discussion and Analysis”) included in reports and registration statements filed with the Securities and Exchange Commission. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company and which provide incentives that further the Company’s long-term strategic plan and are consistent with the culture of the Company and the overall goal of enhancing the Company’s performance. Each of the members of the Compensation Committee is independent as such term is defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

The Compensation Committee has established procedures for the grant of options to new employees. The Limited Compensation Sub-Committee, consisting of Mark Skaletsky, acted by unanimous written consent during fiscal year 2010. The Limited Compensation Sub-Committee has the authority to make individual grants of stock options, up to the limit of its authority, to employees of the Company who are not subject to the reporting requirements of the Exchange Act and who are below the level of Vice President of the Company. The Limited Compensation Sub-Committee has generally approved new hire employee stock option grants of up to 15,000 shares per individual grant to such eligible employees.

The Limited Compensation Sub-Committee will grant options to new hires, within the limits of its authority, on the first Wednesday following the first Monday of each month (or the first business day thereafter if such day is a holiday) (the “New Hire Grant Date”) for all new hires beginning their employment the prior month. New hire grants that exceed the authority of the Limited Compensation Sub-Committee will be granted on the New Hire Grant Date or, if not possible, as soon as practicable thereafter, by the Compensation Committee as a whole.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Risk Committee of the Board of Directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for the fiscal year ending March 31, 2011. The Audit and Risk Committee reviewed and discussed the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year ending March 31, 2010. As a matter of good corporate governance, the Audit and Risk Committee has determined to submit its selection to shareholders for ratification. If the selection of registered public accountants is ratified, the Audit and Risk Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2011.

REPORT OF THE AUDIT AND RISK COMMITTEE

This report is submitted by the Audit and Risk Committee of the Board of Directors. The Audit and Risk Committee currently consists of Messrs. Bloom, Mitchell and Skaletsky. The Board of Directors has determined that each member of the Audit and Risk Committee meets the independence requirements promulgated by Nasdaq and the Securities and Exchange Commission including Rule 10A-3(b)(1) under the Exchange Act and that Messrs. Mitchell and Skaletsky qualify as “audit committee financial experts” under the rules of the Securities and Exchange Commission. The Audit and Risk Committee has the responsibility and authority described in the Audit and Risk Committee Charter which has been approved by the Board of Directors. A copy of the Audit and Risk Committee Charter is available on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

In accordance with law, the Audit and Risk Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors. The Audit and Risk Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the fiscal year ended March 31, 2010, the Company’s independent registered public accountants were PricewaterhouseCoopers LLP, or PWC. PWC is responsible for performing an independent audit of the consolidated financial statements and an independent audit of the effectiveness of the Company’s internal control over financial reporting, each in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). PWC also performed audit-related services and other permissible non-audit services for the Company during the fiscal year ended March 31, 2010, as described more fully below.

The Audit and Risk Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed the audited consolidated financial statements in the Annual Report with management, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure control process and internal control over financial reporting. In addition, the Audit and Risk Committee reviewed the rules under the Sarbanes-Oxley Act that pertain to the Audit and Risk Committee and the roles and responsibilities of Audit and Risk Committee members. The Audit and Risk Committee reviewed with PWC, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally acceptable in the United States, the overall scope and plans for their audit, and PWC’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed with PWC the Company’s disclosure control process and internal control over financial reporting. The Committee met with PWC, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit and Risk Committee has reviewed the audited consolidated financial statements of the Company at and for the periods ended March 31, 2010 and 2009 and the consolidated financial statements for each of the quarters in the three-year period ended March 31, 2010, and has discussed them with both management and PWC. In connection with the Company’s Form 10-K for the year ended March 31, 2010, the Audit and Risk Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit and Risk Committee has also discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T; (Communications with Audit Committees), as currently in effect. This discussion included, among other things, a review with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit and Risk Committee has received the written disclosures and the letter from PWC to confirm their independence as required by applicable requirements of the PCAOB regarding the independent accountants communication with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based on its review of the financial statements and these discussions, the Audit and Risk Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements and management’s assessment of the Company’s control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the Board of Directors approved such inclusion.

The Audit and Risk Committee also reviewed the Company’s quarterly financial statements during the fiscal year ended March 31, 2010 and discussed them with both the management of the Company and PWC prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its first, second and third fiscal quarters of 2010, the Audit and Risk Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit and Risk Committee also received an assessment from management as to our policies and internal procedures designed to promote compliance with laws and regulations affecting our business and the results of our internal auditing and monitoring practices in this regard. In addition, the Audit and Risk Committee discussed risks identified by our enterprise risk management process, including an evaluation of any such risk and mitigation activities put in place in reference thereto.

During the course of the fiscal year ended March 31, 2010, management completed the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. At the conclusion of the process, management provided the Committee with, and the Audit and Risk Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Risk Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the Securities and Exchange Commission, as well as PWC’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending March 31, 2011.

The Audit and Risk Committee monitors the activity and performance of PWC. All services to be provided by PWC are pre-approved by the Audit and Risk Committee. The Audit and Risk Committee’s evaluation of the performance of PWC included, among other things, the amount of fees paid to PWC for audit and permissible non-audit services in fiscal year ended March 31, 2010. Information about PWC fees for the fiscal years ended March 31, 2010 and 2009 is discussed below in this Proxy Statement under “Audit Fees.” The Audit and Risk Committee has retained PWC to serve as the Company’s auditors for the fiscal year ending March 31, 2011.

No portion of this Audit and Risk Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit and Risk Committee,

Paul J. Mitchell, Chair
Floyd E. Bloom
Mark Skaletsky

For more information about our Audit and Risk Committee and its charter, you are invited to access the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

AUDIT FEES

Aggregate fees for fiscal 2010 and fiscal 2009

During the years ended March 31, 2010 and 2009, PWC provided various audit, audit-related and tax services to us. The Audit and Risk Committee understands the need for PWC to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of PWC, our Audit and Risk Committee has adopted policies and procedures which require it to pre-approve all audit and non-audit services performed by PWC.

The aggregate fees of PWC for the years ended March 31, 2010 and 2009 are as follows:

	2010	2009

Audit fees:
Audit and review of financial statements(1)	$538,250	$541,000
Other accounting consultations(2)	11,500	30,000

Total audit fees	549,750	571,000

Audit-related fees	—	—
Tax fees(3)	—	75,000
All other fees(4)	1,358	1,500

Total	$551,108	$647,500

(1)	Consists of fees for services related to the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting.

(2)	Consists of fees in connection with our annual and quarterly consolidated financial statements and other engagements related to the fiscal year.

(3)	Consists of fees for tax advisory services other than those related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements.

(4)	Represents payment for access to the PWC on-line accounting research database.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and notes provide information about the beneficial ownership of our outstanding, Common Stock as of July 23, 2010 by:

•	each of the Company’s current directors and director nominees;

•	all individuals serving as the Company’s Chief Executive Officer during fiscal 2010;

•	the Company’s Chief Financial Officer;

•	each of the Company’s three other most highly compensated executive officers named in the Summary Compensation Table; and

•	all of the Company’s current directors and executive officers as a group.

According to Securities and Exchange Commission rules, the Company has included in the column “Number of Issued Shares” all shares over which the person has sole or shared voting or investment power, and the Company has included in the column “Number of Shares Issuable” all shares that the person has the right to acquire within 60 days after July 23, 2010 through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of July 23, 2010 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses under applicable law) to invest and vote the shares listed opposite the person’s name. The Company’s inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. The business address of each director and executive officer is Alkermes, Inc., 852 Winter Street, Waltham, MA 02451.

Ownership by Directors and Executive Officers

	Number of	Number of Shares
Name	Issued Shares	Issuable(1)	Total	Percent(2)

Dr. Elliot W. Ehrich	31,579	453,875	485,454		*
Mr. James M. Frates	70,508	745,625	816,133		*
Mr. Michael J. Landine	135,842	531,875	667,717		*
Mr. Richard F. Pops	399,977	2,836,250	3,236,227	3.40
Mr. Gordon G. Pugh	9,984	528,000	537,984		*
Mr. David Anstice	10,000	60,000	70,000		*
Dr. Floyd E. Bloom(3)	155,375	200,000	355,375		*
Mr. Robert A. Breyer	70,206	352,500	422,706		*
Ms. Geraldine Henwood	—	178,000	178,000		*
Mr. Paul J. Mitchell	8,000	168,000	176,000		*
Dr. Alexander Rich(4)	348,400	200,000	548,400		*
Mr. Mark B. Skaletsky	5,000	139,000	144,000		*
Mr. Michael A. Wall(5)	608,450	195,000	803,450		*
All Directors and Executive officers as a group (14 persons)	1,872,853	7,097,500	8,970,353	9.43

*	Represents less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Shares that can be acquired through stock options exercisable and restricted stock unit awards vesting by September 21, 2010, which is 60 days from the Record Date.

(2)	Applicable percentage of ownership as of the Record Date is based upon 95,106,212 shares of Common Stock outstanding.

(3)	Includes 155,375 shares of Common Stock held by The Corey Bloom Family Trust, of which Dr. Bloom is a Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(4)	Includes 343,000 shares of Common Stock held by the Alexander Rich Trust, of which Dr. Rich is a Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(5)	All shares of Common Stock held by the Michael A Wall Trust, of which Mr. Wall is the Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

Ownership By Principal Shareholders

The following table and notes provides information about the beneficial ownership of our Common Stock as of July 23, 2010, or as otherwise set forth below, by each shareholder known to us to be the beneficial owner of more than 5% of our Common Stock.

	Number of
	Shares(1)	Percent

FMR LLC(2)	13,643,406	14.35%
82 Devonshire Street
Boston, MA 02109
Federated Investors, Inc.(3)	13,560,678	14.26%
Federated Investors Tower
Pittsburgh, PA 15222
Wellington Management Company, LLP(4)	11,005,336	11.57%
75 State Street
Boston, MA 02109
Blackrock, Inc.(5)	5,846,546	6.15%
40 East 52nd Street
New York, NY 10022

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed have sole voting and investment power with respect to their shares of Common Stock.

(2)	Based solely on a Schedule 13G/A dated February 16, 2010, FMR LLC, a parent holding company, has sole voting power over 36,400 shares of Alkermes Common Stock and sole investment power over 13,643,406 shares of Alkermes Common Stock. Of the shares reported as beneficially owned by FMR LLC:

•	10,182,261 shares were owned by Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 13,611,306 shares owned by the funds. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 13,611,306 shares of the Common Stock outstanding of Alkermes.

•	32,100 shares were owned by Pyramis Global Advisors, LLC (“PGALLC”) a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC each has sole dispositive power and sole voting power over such 32,100 shares and, therefore, may be deemed to beneficially own the shares reported as beneficially owned by PGALLC.

In addition, due to their ownership, directly or through trusts, of shares representing 49% of the voting power of FMR LLC, the members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to beneficially own the shares reported as beneficially owned by FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides in the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2009.

(3)	Based solely on a Schedule 13G/A dated February 10, 2010, Federated Investors, Inc. (“Federated”) in its capacity as investment advisor, may be deemed to beneficially own and has sole voting and dispositive power with respect to 13,560,678 shares of Alkermes Common Stock. Federated is the parent holding company of investment advisors that act as advisers to registered investment companies and separate accounts that own shares of Alkermes Common Stock. All of Federated’s outstanding stock is held in the Voting Shares Revocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. As trustees, these individuals are each deemed to beneficially own and share voting and dispositive power with respect to the 13,560,678 shares. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2009.

(4)	Based solely on a Schedule 13G/A dated February 12, 2010, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, may be deemed to beneficially own 11,005,336 shares of Common Stock of Alkermes which are held of record by clients of Wellington Management. Wellington Management shares voting power over 8,830,693 shares of Alkermes Common Stock and shares investment power over 11,005,336 shares of Alkermes Common Stock. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2009.

(5)	Based solely on a Schedule 13G dated January 29, 2010, Blackrock, Inc. beneficially owns and has sole dispositive and voting power with respect to 5,846,546 shares of Alkermes Common Stock. The percentage of class beneficially owned is as reported in such 13G and is as of December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock.

Executive officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company for the fiscal year ended March 31, 2010, all reports were timely filed.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Corporate Governance

Our Compensation Committee, or Committee, reviews, oversees and administers our executive compensation programs. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which is available on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com. The Board of Directors selected the following individuals to serve on the Committee for our 2010 fiscal year: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote the Company’s research and product development, manufacturing, commercialization and operational efforts. We structure our executive officer compensation packages based on level of job responsibility, peer comparisons, individual performance and overall Company performance. The Committee bases its executive compensation programs on the same objectives that guide the Company in establishing all its compensation programs, which are:

•	To provide an overall compensation package that rewards individual performance and corporate performance in achieving Company objectives, as a means to promote the creation and retention of value for the Company and its shareholders;

•	To attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent;

•	To structure an increasing proportion of an individual’s compensation as performance-based as he or she progresses to higher levels within the Company;

•	To foster the long-term focus required for success in the biotechnology industry; and

•	To structure our compensation and benefits programs similarly across the Company.

Compensation Program Elements

The compensation program for executive officers consists of the following elements:

•	Base salary;

•	Annual cash performance pay (bonus); and

•	Long-term equity incentive awards, including:

•	Stock options

•	Restricted stock unit awards (also referred to as stock awards)

The Committee utilizes these elements of compensation to structure compensation packages for executive officers that can reward both short and long-term performance of the individual and the Company and foster executive retention.

Base Salary

Base salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee establishes base salaries that are competitive with comparable companies for each position and level of responsibility to the extent such comparable companies and positions exist. The salaries of the executive officers are reviewed on an annual basis, at the time of the mid-fiscal year performance review established by the Company. In determining increases, if any, to base salary, the Committee may consider factors such as the individual’s performance, level of pay compared to comparable companies for each position and level of responsibility, experience in the position of the individual, cost of living indices, the magnitude of other annual salary increases at the Company, and general progress towards achieving the corporate objectives. Any base salary increase for an executive officer must be established by the Committee.

Cash Performance Pay

Cash performance pay motivates executive officers to achieve both short-term operational and longer term strategic goals that are aligned with, and supportive of, long-term Company value. Cash performance pay is awarded by the Committee after the fiscal year-end based on an evaluation of Company performance and each individual’s contribution to this performance during such fiscal year. Performance objectives are established and evaluated by the Committee as outlined below.

In July 2009, the Committee approved the Alkermes Fiscal Year 2010 Reporting Officer Performance Pay Plan, or the Pay Plan, and established target performance pay ranges and target performance pay that may be earned for the period April 1, 2009 to March 31, 2010 by the Company’s executive officers, including all of its named executive officers. The plan contained the following fiscal year 2010 corporate objectives for the executives of the Company: successfully commercialize VIVITROL®; build and enhance the Company’s proprietary products; achieve financial performance against budget; and respond effectively to changing business conditions. In July 2009, the Committee set target performance pay for fiscal year 2010 as 60% of base salary for Mr. Pops and Mr. Broecker and 50% of base salary for the remaining executive officers named in the performance pay plan. The Committee set the range of the fiscal year 2010 performance pay awards for all executive officers at between 0% and 100% of base salary. The Committee established such performance pay targets and performance pay ranges based generally on comparable market data. Performance pay under our Pay Plan is awarded after the close of the fiscal year based upon the Committee’s review of the performance of the Company against its fiscal year corporate objectives, and the individual performance of each executive officer against such corporate objectives. Individual performance of the participants is determined by the Committee in its sole discretion.

Equity Incentives — Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards

In October 2008, the shareholders of the Company adopted the Alkermes, Inc. 2008 Stock Option and Incentive Plan, or the 2008 Plan. The award of stock options (both incentive and non-qualified options), restricted stock unit awards, restricted stock awards, cash-based awards, and performance share awards is permitted under the 2008 Plan. The 2008 Plan is the only equity plan under which the Company currently grants equity awards. As used herein, the term “restricted stock award,” unless otherwise specified, will include restricted stock unit awards and restricted stock awards.

Grants of stock options and restricted stock awards under the Company’s equity compensation plan are designed to promote long-term retention and stock ownership, and align the interests of executives with those of shareholders, providing our executives with the opportunity to share in the future value they are responsible for creating. Generally, stock options and non-performance-based restricted stock awards vest in equal annual installments over a four-year period. The Committee may, in its discretion, award equity with a different vesting schedule; however, under the 2008 Plan, restricted stock awards granted to employees that have a performance-based goal are required to have a restriction period of at least one year, and those with a time-based restriction are required to have at least a three year restriction period, although vesting can occur incrementally over such three year period. The Company has two retirement provisions open to all employees, only one of which (detailed immediately below) contains eligibility criteria that certain of our executive officers meet. If any employee whose age plus years of service equaled at least 55 and who had at least 12 years of service with the Company retires, then those stock options granted under our 2008 Plan before May 17, 2010, and under our 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2010, Mr. Pops and Mr. Landine were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants; however, Mr. Pops is not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009 and 2010. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited, unless otherwise specifically determined by the Committee. Currently, there are no special retirement provisions associated with restricted stock awards.

The number of options and restricted stock awards granted to each executive officer is generally determined by the Committee based on: the performance of the executives and their contributions to overall Company performance; information with regard to stock option grants and restricted stock awards at comparable companies, and generally within the biotechnology industry, based upon data provided by the independent compensation consultant (as discussed below); the dollar value of equity awards, as determined using the Black-Scholes option pricing model; consideration of previous equity awards made to such person; and personal knowledge of the Committee members regarding executive stock options and restricted stock awards at comparable companies. Consideration is also given to the impact of stock option and restricted stock awards on the Company’s results of operations.

During fiscal year 2008, the Committee shifted its equity compensation philosophy and altered the historical composition of equity incentives at the Company from primarily stock options to a combination of stock options and restricted stock awards. At the same time, the Committee decided to more selectively utilize these types of equity compensation within the Company to focus on senior executives and those other key employees, as identified by our Chief Executive Officer in consultation with our human resources department, who are more likely to be motivated by such equity compensation. The Committee believes that this philosophy has been effective in rewarding and retaining key employees and motivating executives to increase shareholder value. In this context, the Committee rebalanced the mix of stock options and restricted stock awards such that senior executives receive a greater proportion of stock options than restricted stock awards, vice presidents receive a more balanced mixture of the two, and the Company more aggressively utilize restricted stock awards for other key employees of the Company.

The Committee established the range of equity compensation for performance during fiscal year 2010 for each of Mr. Pops and Mr. Broecker to be between 0 and 600,000 units (with a stock option counting as a single unit and a stock award counting as two units).

Compensation Determinations

Factors Considered in Determining Compensation

The Committee may consider a number of factors to assist it in determining compensation for the Company’s executive officers.

Company Performance.  As discussed previously, the Committee, with the agreement of the Board of Directors, set four corporate objectives by which to measure performance during the fiscal year ended March 31, 2010: (i) successfully commercialize VIVITROL; (ii) build and enhance the Company’s proprietary products; (iii) achieve financial performance against budget; and (iv) respond effectively to changing business conditions. The Committee considered the following in assessing the Company’s performance against the respective objectives:

Corporate
Objectives	Accomplishments

Successfully commercialize VIVITROL
•   Net sales for VIVITROL were a record $20.2 million in fiscal 2010, compared to net sales of $18.8 million in fiscal 2009. The Company generated four consecutive quarters of growth in VIVITROL net sales.

• Alkermes shipped approximately 28,620 vials of VIVITROL.

• Alkermes completed a clinical phase 3 study of VIVITROL for the treatment of opioid dependence and announced positive results.

Corporate
Objectives	Accomplishments

• Alkermes submitted a supplemental new drug application for VIVITROL for the treatment of opioid dependence to the U.S. Food and Drug Administration, or FDA, which was granted priority review status.

• Presentation of VIVITROL safety, efficacy and pharmacoeconomic data, derived from the use of VIVITROL in varied patient populations and settings, at multiple scientific meetings.

Build and enhance our proprietary products	ALKS 33

• Alkermes initiated and completed two clinical trials of ALKS 33, an oral opioid modulator for the potential treatment of addiction and other nervous system disorders: study ALK33-004, a phase 1 clinical trial designed to examine the ability of ALKS 33 to block the effects of an opioid following a single oral dose of ALKS 33 in healthy, non-dependent, opioid-experienced subjects; and study ALK33-003, a phase 1 clinical trial designed to evaluate the pharmacokinetics, safety and tolerability of multiple doses of ALKS 33 in healthy volunteers.

• Data from the two phase 1 studies, showing that ALKS 33 was generally well tolerated and successfully blocked the effects of an opioid, with a duration of action that supports once daily dosing.

ALKS 37

•   Alkermes initiated a multidose phase 1 clinical study of ALKS 37, an orally active, peripherally-restricted opioid antagonist with potential to block the effects of opioid agonists on gastrointestinal motility, commonly referred to as opioid-induced constipation, or OIC. The randomized, double-blind, placebo-controlled, repeat-dose study assessed the safety, tolerability and pharmacokinetics of daily oral administration of two dose levels of ALKS 37 for a seven day period in approximately 24 healthy volunteers. Based on the positive results from this study, Alkermes began a phase 2 multicenter, randomized, double-blind, placebo-controlled clinical study to evaluate the efficacy, safety and tolerability of ALKS 37 in approximately 60 patients with OIC.

LinkeRxtm/ALKS 9070

•   Alkermes unveiled a long-acting injectable proprietary platform for the treatment of schizophrenia and other central nervous system, or CNS, disorders, including lead candidate ALKS 9070, a once-monthly, injectable, extended-release version of aripiprazole for the treatment of schizophrenia. A number of patent applications were submitted to the U.S. Patent and Trademark Office to protect the LinkeRx technology and ALKS 9070.

Medifusiontm Platform / ALKS 6931

•   Alkermes licensed the Medifusiontm technology, a proprietary long-acting Fc fusion technology platform designed to extend the circulating half-life of proteins and peptides. The first drug candidate being developed with this technology is ALKS 6931, a long-acting form of a TNF receptor-Fc fusion protein for the treatment of rheumatoid arthritis and related autoimmune diseases.

Corporate
Objectives	Accomplishments

Achieve financial performance against budget
•   Total revenues for fiscal 2010 were $178.3 million. Alkermes announced record manufacturing and royalty revenues from RISPERDAL® CONSTA® of $146.0 million.

•   Worldwide sales of RISPERDAL CONSTA by Janssen, Division of Ortho-McNeil-Janssen Pharmaceuticals, Inc. and Janssen-Cilag were approximately $1.5 billion in fiscal 2010, an 11.5 percent increase over sales of RISPERDAL CONSTA in fiscal 2009. Cumulatively since launch, Alkermes has shipped approximately 34.5 million vials of RISPERDAL CONSTA for sale in more than 60 countries.

•   Alkermes repurchased 328,404 shares of common stock for $2.7 million as part of an ongoing stock repurchase program.

•   Alkermes put a plan in place to repurchase all of its RISPERDAL CONSTA notes and thereby leave the company debt free.

•   Alkermes relocated its headquarters to Waltham, Massachusetts, while subleasing its prior headquarters in Cambridge, Massachusetts, with the expectation that relocation would result in annual savings in fiscal year 2011 and beyond of approximately $10-$15 million.

• At the close of fiscal year 2010, Alkermes was in a strong financial position with cash and investments of $350.2 million.

Respond effectively to changing business conditions
•   After the resignation of its Chief Executive Officer, Richard Pops reassumed the role of President and Chief Executive Officer of Alkermes, re-energizing the Company.

•   Mr. Pops refocused the Company’s strategic direction in response to changing business conditions, specifically taking the following actions:

•   transitioning Alkermes’ business away from reliance on partnerships with third parties towards a balanced mix of partnered and proprietary products in its development portfolio in response to the conclusion of certain of its partnered programs;

• acquiring and/or developing two new product platforms with robust intellectual property estates on which to develop drugs to augment existing technology platforms;

• building a product portfolio designed to add significant near term value, with inflection points expected across the portfolio on most key product candidates during fiscal 2011;

• hiring key scientists in the areas of small molecule design, combinatorial chemistry and biologics to enable the Company to implement its portfolio strategy.

•   Alkermes took advantage of a depressed real estate market and moved its corporate headquarters to Waltham, Massachusetts which provided the Company with state-of the-art office and laboratory facilities with annual savings to the Company of approximately $10 to $15 million in fiscal 2011 and beyond.

• Alkermes took advantage of the liquidity crisis in the debt markets and repurchased a portion of its RISPERDAL CONSTA notes at a discount.

The Committee does not apply a formula or assign these performance objectives relative weights. Instead, it makes a subjective determination after considering such measures collectively.

Individual Performance.  In establishing compensation levels, the Committee also evaluates each executive’s individual performance using certain subjective criteria, including an evaluation of each executive’s managerial ability and contribution to achievement of the corporate objectives and to overall corporate performance. In making its evaluations, the Committee consults on an informal basis with other members of the Board of Directors. In establishing compensation for executive officers other than Mr. Pops, who served as Chairman of the Company during fiscal year 2010 and as President and Chief Executive Officer of the Company during a portion of fiscal year 2010, the Committee reviewed in detail the recommendations of Mr. Pops. With respect to Mr. Pops, the Committee met at the end of the fiscal year to evaluate his performance against the corporate objectives of the Company.

Use of Compensation Consultant for Benchmarking.  Another consideration which affects the Committee’s decisions regarding executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee, through the Company’s Director of Compensation and Benefits, retained the services of Pearl Meyer and Partners, or PMP, a nationally-recognized, independent executive compensation consulting firm, to review market data and various incentive programs and to provide assistance in establishing the Company’s cash and equity based compensation targets and awards based, in large part, upon a peer group identification and assessment that it was retained to conduct. PMP took direction from, and provided reports to, the Company’s Director of Compensation and Benefits, who acted on behalf of and at the direction of the Committee. PMP did not provide us with any services other than the services requested by the Committee.

The companies that comprised the Company’s pharmaceutical peer group for fiscal year 2010 consisted of: Alnylam Pharmaceuticals Inc.; AMAG Pharmaceuticals Inc.; Amylin Pharmaceuticals Inc.; Auxilium Pharma Inc.; BioMarin Pharmaceuticals Inc.; Cubist Pharmaceuticals Inc.; Enzon Pharmaceuticals Inc.; Isis Pharmaceuticals, Inc.; The Medicines Company; Nektar Therapeutics; OSI Pharmaceuticals Inc.; United Therapeutics Corp.; Vertex Pharmaceuticals Inc; and Viropharma Inc. These fourteen publicly-traded US-headquartered firms compete in similar product, service and labor markets as Alkermes and have generally similar revenue.

PMP also reviewed, and provided to the Committee, data from a survey group of companies, which reflects a broader group of biopharmaceutical/biotechnology companies employing the appropriate revenue, industry and executive role perspectives. Data is collected from survey sources of similar size and industry as Alkermes. Surveys used in this analysis were the 2009 Radford Biotech Survey and one survey source maintained as confidential by PMP.

The peer group analyses enable the Committee to compare the Company’s executive compensation program as a whole and also the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee seeks to ensure that our executive compensation program is competitive, meaning generally between the median and 65th percentile of our peers in terms of value when the Company achieves the targeted performance levels; however, as mentioned elsewhere in our compensation discussion and analysis, this comparative data provided by our compensation consultant is only one of many factors that the Committee takes into consideration in determining executive and individual compensation programs. The Committee, in its sole authority, has the right to hire or fire outside compensation consultants.

Executive Officer Compensation Determination

Base Salary.  The Company and Richard Pops entered into an employment agreement pursuant to which, effective April 1, 2007 and for a period of three years, Mr. Pops was to serve as the Company’s Chairman of the Board of Directors with responsibility for overseeing strategic issues affecting the Company and maintaining key relationships with the Company’s business partners. Under the agreement, Mr. Pops continued to receive the same salary (adjusted for inflation), and was entitled to the same benefits, as under his previous employment agreement with the Company. Upon Mr. Broecker’s resignation as President and Chief Executive Officer of the Company on September 10, 2009, Mr. Pops and the Company amended Mr. Pops’ employment agreement to provide, among other things, that Mr. Pops would serve as the Company’s Chairman of the Board, Chief Executive Officer and President and that his base salary would be determined annually by the Compensation Committee of the Board.

The Committee reviewed base salaries for all executive officers of the Company coinciding with the mid-fiscal year performance review established by the Company. In determining base salary adjustments for executive officers for fiscal year 2010, the Committee considered a number of factors, such as cost of living indices, market data for comparable companies, general progress towards achieving the fiscal year corporate objectives and, for those executive officers other than Mr. Pops, the recommendation of Mr. Pops. The Committee increased the base salaries of Messrs Frates, Landine and Pugh and Dr. Ehrich by approximately 3%, effective as of October 26, 2009. The Committee increased the base salary of Mr. Pops by approximately 4% effective as of October 26, 2009, taking into account, in addition to the factors set forth above, the increased operational responsibilities associated with his return to the position of Chief Executive Officer of the Company.

Cash Performance Pay.  In May 2010, the Committee reviewed the Company’s performance against the fiscal year corporate objectives, the performance of Mr. Pops against such corporate objectives, and the target performance pay and pay range set by the Committee. The Committee determined that the cash performance pay for Mr. Pops for fiscal year 2010 should be equal to $500,000, which is equal to approximately 73% of his base salary. The performance pay for Mr. Pops was determined based on the Committee’s assessment of his performance against the corporate objectives, recognition of his effectiveness in shifting the overall strategy of the Company and his successful performance against aggressive timelines, and data from the Company’s compensation consultant that indicated that Mr. Pops’ target performance pay was below the comparable target performance pay range of 75% to 105% of base salary at our peer group companies.

Also, in May 2010, Mr. Pops presented to the Committee a performance evaluation of each of the other named executive officers and his recommendations for cash performance pay amounts based on such evaluation. Based upon the achievement of the Company’s corporate objectives and the individual performance recommendations of Mr. Pops, as well as the target performance pay and performance pay ranges set by the Committee, the Committee determined and awarded cash performance pay for fiscal year 2010 to Messrs. Frates, Landine and Pugh and Dr. Ehrich in an amount equal to their target performance pay, or 50% of their current base salary. All such amounts are set forth in the Summary Compensation Table below.

Equity Incentives — Stock Options and Restricted Stock Awards.  In May 2009, the Committee awarded Mr. Pops and Mr. Broecker performance-based restricted stock unit awards of 25,000 shares and 20,000 shares, respectively, which would vest in full upon the later of the receipt of regulatory approval from the FDA of the new drug application, or NDA, for BYDUREON® (exenatide long-acting injection) or one year after the date of grant; such restricted stock award would expire if not vested five years after grant.

In November 2009, the Committee made a special, mid-fiscal year retention grant of equity to certain officers of the Company. This retention grant was not part of the pre-determined compensation calendar. The Committee determined that such retention grants were appropriate given the recent change in executive management of the Company, the corresponding increased number of development programs and enhanced emphasis on accelerated development timelines, and the equity position of the officers of the Company. Based on the recommendation of Mr. Pops, the Committee made the following equity grants: Mr. Frates, stock option grant of 50,000 shares and restricted stock unit award of 25,000 shares; Dr. Ehrich, stock option grant of 40,000 shares and restricted stock unit award of 20,000 shares; Mr. Landine, stock option grant of 40,000 shares and restricted stock unit award of 20,000 shares; and Mr. Pugh, stock option grant of 30,000 shares and restricted stock unit award of 15,000 shares. Each of these stock option grants and restricted stock unit awards vest in four equal installments commencing on the one year anniversary of the grant date and annually thereafter, subject to early vesting in certain instances described below in “Potential Payments upon Termination or Change in Control.” The stock options grants did not receive the benefit of a certain Company retirement provision which would have provided accelerated vesting and greater time to exercise the options for certain executive officers.

In November 2009, the Committee provided Mr. Pops with an equity grant in recognition of his new role as Chairman, President and Chief Executive Officer of the Company. In determining the grant of equity to Mr. Pops, the Committee took into consideration the overall equity position of Mr. Pops in the Company stock and the retention value of such equity. The Committee awarded Mr. Pops a stock option grant of

500,000 shares, vesting in four equal installments commencing on the one year anniversary of the grant date and annually thereafter, subject to early vesting in certain instances described below in “Potential Payments upon Termination or Change in Control.” To maximize its retentive value, the stock option grant did not receive the benefit of a certain Company retirement provision, for which Mr. Pops would have qualified and which would have provided accelerated vesting and greater time to exercise the options. The Committee also provided Mr. Pops with a restricted stock unit award of 250,000 shares, vesting 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, subject to early vesting in certain instances described below in “Potential Payments upon Termination or Change in Control.” This vesting schedule, which differs from the standard restricted stock unit vesting schedule employed by the Company, was specifically chosen by the Committee as a retention mechanism and to align Mr. Pops’ interests with the long term interests of shareholders.

In May 2010, after the close of fiscal year 2010, the Committee awarded equity grants for fiscal year 2010 performance. In determining the grant of equity to Mr. Pops, the Committee took into consideration comparable company data provided by the independent compensation consultant, the dollar value of equity awards, as determined using the Black-Scholes option pricing model, historic awards, the overall equity position of Mr. Pops, the performance of the Company against corporate objectives, and the performance of Mr. Pops against the corporate objectives. The Committee also considered the potential beneficial impact on shareholder return offered by the long-term incentive nature of time-vesting equity grants. Based upon these factors, the Committee awarded Mr. Pops a stock option grant of 325,000 shares and a restricted stock unit award of 32,500 shares. These stock options and restricted stock unit awards vest in four equal installments commencing on the one year anniversary of the grant date and annually thereafter, subject to early vesting in certain instances described below in “Potential Payments upon Termination or Change in Control.”

The following table sets forth equity incentive awards earned by Mr. Broecker and Mr. Pops based on their performance and the performance of the Company during fiscal years 2009 and 2010.

	2009 Fiscal Year Performance	2010 Fiscal Year Performance
	(April 1, 2008 – March 31, 2009)	(April 1, 2009 – March 31, 2010)
Richard F. Pops†	Stock option grants for 220,000 shares Grant of 220,000 shares on May 26, 2009	Stock option grants for 325,000 shares Grant of 325,000 shares on May 17, 2010
	Restricted stock unit award for 10,000 shares Grant of 10,000 shares on May 27, 2008*	Restricted stock unit award for 32,500 shares Grant of 32,500 shares on May 17, 2010
Restricted stock unit award for 25,000 shares Grant of 25,000 shares on May 26, 2009*
David A. Broecker	Stock option grant for 175,000 shares Grant of 175,000 shares on May 26, 2009	Restricted stock unit award for 20,000 shares Grant of 20,000 shares on May 26, 2009*+
Restricted stock unit award for 10,000 shares Grant of 10,000 shares on May 27, 2008*+

*	Subject to performance vesting criteria

+	Mr. Broecker’s stock award was cancelled upon his resignation from the Company.

†	Does not include the stock option grant and restricted stock unit award provided by the Committee to Mr. Pops in recognition of his new role as Chairman, President and Chief Executive Officer of the Company.

In May 2010, after the close of fiscal year 2010, the Committee also determined equity awards for all other executive officers for performance during such fiscal year. The Committee considered the comparable company data provided by the independent compensation consultant, the dollar value of equity awards as determined using the Black-Scholes option pricing model, historic awards, the performance of the Company against corporate objectives, the overall equity position of the executives and the recommendations of Mr. Pops based on his assessment of the individual’s performance against corporate objectives. The Committee made the following equity grants: Mr. Frates, stock option grant of 120,500 shares and restricted stock unit award of 17,400 shares; Dr. Ehrich, stock option grant of 115,800 shares and restricted stock unit award of

16,700 shares; Mr. Landine, stock option grant of 93,000 shares and restricted stock unit award of 13,000 shares; and Mr. Pugh, stock option grant of 91,200 shares and restricted stock unit award of 13,100 shares. Each of these stock option grants and restricted stock unit awards vest in four equal installments commencing on the one year anniversary of the grant date and annually thereafter, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in “Potential Payments upon Termination or Change in Control.”

Stock Ownership Guidelines

Our Board members and executive officers (consisting of those who are required to file reports under Section 16(a) of the Exchange Act) are subject to stock ownership guidelines. The guidelines are designed to align the interests of our Board members and executive officers with those of our shareholders by ensuring that our Board members and executive officers have a meaningful financial stake in our long-term success. The guidelines establish minimum ownership levels by position (set forth below), with such values determined based on the value of common stock owned by such persons as of certain annual measurement dates specified in guidelines. Our stock ownership guidelines were approved by the Compensation Committee and Board of Directors in March 2009, with an effective date of April 1, 2010. The ownership levels specified in the guidelines became effective for our Chief Executive Officer as of April 1, 2010 and will become effective for all other current members of our Board and executive officers as of April 1, 2015.

Value of Shares Owned

Chief Executive Officer	3.0 times base salary as of April 1, 2010
5.0 times base salary as of April 1, 2015
Board Members	$100,000
Other Section 16 reporting persons	1.0 times base salary

All shares directly or beneficially owned by the director or executive officer, including the value of vested stock options (where the market price of our common stock as of the measurement date exceeds the strike price of such option), are includes for purposes of determining the value of shares owned under our stock ownership guidelines.

For any Board members and executive officers joining the Company after April 1, 2010, the stock ownership guidelines will become effective beginning on that April 1 that is five full years after their appointment as a Board member or executive officer. The Nominating and Corporate Governance Committee determined that Mr. Pops had met the stock ownership thresholds set forth in the guidelines as of April 1, 2010.

Perquisites

The Company did not provide executive officers with any perquisites in fiscal year 2010.

Retirement benefits

The terms of the Company’s 401(k) Savings Plan (“401k Plan”), provide for executive officer and broad-based employee participation. Under the 401k Plan, all Company employees are eligible to receive matching contributions from the Company. The Company’s matching contribution for the 401k Plan for fiscal year 2010 was as follows: dollar for dollar on the first 1% of each participant’s eligible compensation and $0.50 on the dollar on the next 5% of each participant’s eligible compensation, for a total match of 3.5% of such participant’s eligible compensation, subject to applicable Federal limits.

Other benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. The Company may also provide relocation expense reimbursement and related tax gross-up benefits which are negotiated on an individual basis with executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change in control as set forth in each of their employment contracts and described more fully below.

Post Termination Compensation and Benefits

We have a program in place under which our executive officers receive severance benefits if they are terminated without cause or if they terminate their employment for “good reason” (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment), and thereafter sign a general release of claims. Additionally, named executive officers receive severance benefits if, for a period of time following a corporate transaction or a change in control, they are terminated without cause or they terminate for “good reason” (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment). The terms of these arrangements and the amounts payable under them are described in more detail below under “Potential Payments Upon Termination or Change in Control.” We provide these arrangements because we believe that some severance arrangements are necessary in a competitive market for talent to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on Company business during a period when they otherwise might be distracted.

Separation Agreement with David Broecker and Appointment of Richard Pops

In September 2009, Mr. Broecker resigned as Chief Executive Officer and President and from the Board of Directors of the Company. Mr. Broecker’s employment with Alkermes terminated effective December 31, 2009. Also in September, the Company entered into a separation agreement with Mr. Broecker providing for, among other things: (i) payment of 18 months’ severance (in the aggregate amount of $1,151,250) and continuation of benefits for 18 months; (ii) vesting, upon the termination of his employment, of all stock options and time-vesting restricted stock unit awards that were to have vested by June 30, 2010; and (iii) an extension of time to exercise all such vested stock options until the earlier of June 30, 2011 or the stated expiration date of the stock options. The separation agreement also provided for Mr. Broecker to execute a customary release of liability for the benefit of the Company.

In connection with Mr. Broecker’s resignation, the Board appointed Mr. Pops as the Company’s Chief Executive Officer, President and Chairman of the Board. In furtherance of this appointment, Mr. Pops’ employment agreement was amended for the following limited purposes: to make his employment agreement terminable at-will by either the Company or Mr. Pops; to add his new titles and responsibilities; to make clear that his base salary and incentive compensation will be determined annually by the Compensation Committee of the Board, as required by law; and, in order to make Mr. Pops’ agreement consistent with the form of agreement employed for all other executive officers of the Company, to remove a disability benefit to which Mr. Pops was previously entitled and to use Mr. Pops’ current salary as the definition of base salary in the agreement as opposed to the average of his current and past year’s salary. No material amendments were made to Mr. Pops’ employment agreement nor were any material benefits conferred on Mr. Pops as a result of such amendment.

Tax Deductibility of Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to its named executive officers. This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with the Committee to preserve Section 162(m) tax deductibility of compensation payments. Changes to preserve tax-deductibility are adopted to the extent reasonably practicable, consistent with our compensation policies and as determined to be in the best interests of the Company and its shareholders. Compensation paid to our named executive officers for calendar year 2009 was deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Alkermes management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by,

Mark Skaletsky, Chair
Paul J. Mitchell
David W. Anstice

Summary Compensation Table for the 2010, 2009 and 2008 Fiscal Years

The following table presents and summarizes the compensation paid to or earned by the named executive officers of the Company for the fiscal years ended March 31, 2010, 2009 and 2008:

							Change in
							Pension
							Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)	($)	($)	($)	($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)	(f)(3)	(g)(4)	(h)	(i)(5)	(j)

Richard F. Pops	FY 10	669,012	—	2,516,250	3,483,330	500,000	—	8,575	7,177,167
President, Chief Executive Officer	FY 09	639,567	—	328,310	1,037,145	395,325	—	8,050	2,408,397
and Chairman of the Board(1)	FY 08	608,721	—	483,530	1,067,887	306,000	—	7,500	2,473,638
James M. Frates	FY 10	401,943	—	302,925	534,021	204,639	—	8,575	1,452,103
Senior Vice President, Chief	FY 09	385,714	—	127,285	305,043	198,679	—	8,050	1,024,771
Financial Officer and Treasurer	FY 08	367,138	—	147,885	320,367	150,000	—	7,500	992,890
David A. Broecker	FY 10	422,019	—	171,000	4,581,960	—	—	1,159,825	6,334,804
Former President and Chief	FY 09	509,615	—	242,280	671,094	315,000	—	8,050	1,746,039
Executive Officer(1)	FY 08	472,278	—	295,770	640,733	170,000	—	7,500	1,586,281
Elliot W. Ehrich	FY 10	390,328	—	256,875	485,907	198,726	—	8,575	1,340,411
Senior Vice President, Research	FY 09	374,568	—	73,740	274,538	221,879	—	8,050	952,775
and Development and Chief Medical Officer	FY 08	353,964	—	123,960	320,367	130,000	—	7,500	935,791
Michael J. Landine	FY 10	361,135	—	256,875	485,907	183,863	—	8,575	1,296,355
Senior Vice President, Corporate	FY 09	346,553	—	127,285	244,034	196,358	—	8,050	922,280
Development	FY 08	329,864	—	123,960	247,362	130,000	—	7,500	838,686
Gordon G. Pugh	FY 10	394,045	—	210,825	437,793	200,619	—	8,575	1,251,857
Senior Vice President and Chief	FY 09	378,135	—	121,140	274,538	194,775	—	8,050	976,638
Operating Officer	FY 08	353,160	—	123,960	320,367	130,000	—	7,500	934,987

Notes to Summary Compensation

(1)	On September 10, 2009, Mr. Broecker resigned his position as the Company’s President and Chief Executive Officer and Mr. Pops was appointed the Company’s Chairman, President and Chief Executive Officer.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended March 31, 2010, 2009 and 2008, respectively, in accordance with generally accepted accounting principles (“GAAP”). The weighted average grant date fair value of stock awards granted during the fiscal years ended March 31, 2010, 2009 and 2008, respectively, are included in footnote 12 ’Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 21, 2010. The reported fair value for performance-based restricted stock unit awards granted to Mr. Pops and Mr. Broecker in the fiscal year ended March 31, 2010 is the same at both the probable and maximum levels of outcome.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of option awards granted during the fiscal years ended March 31, 2010, 2009 and 2008, respectively, in accordance with GAAP. Assumptions used in the calculation of the fair value of option awards granted by the Company in the fiscal years ended March 31, 2010, 2009 and 2008, respectively, are included in footnote 12 ’Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 21, 2010.

Included in Mr. Broecker’s option awards for the year ended March 31, 2010 is $3,791,896 which represents the fair value of option awards that were modified in connection with Mr. Broecker’s severance agreement with the Company dated September 10, 2009. Pursuant to Mr. Broecker’s severance agreement, certain options that were scheduled to vest through June 30, 2010 were modified so that vesting was accelerated to December 31, 2009, and the period in which vested stock options are exercisable was extended until the earlier of June 30, 2011 or the stated expiration date of the stock options.

(4)	The amounts in column (g) reflect the cash awards paid to the named executive officers for services performed in the fiscal years ended March 31, 2008, 2009 and 2010, pursuant to the Alkermes Fiscal 2008 Named-Executive Bonus Plan, the Alkermes Fiscal 2009 Reporting Officer Performance Pay Plan and the Alkermes Fiscal 2010 Reporting Officer Performance Pay Plan, respectively.

(5)	With the exception of Mr. Broecker, the amounts in column (i) reflect the Company’s match on contributions made by the named executive officers to the Company’s 401(k) plan. Column (i) for Mr. Broecker also includes a cash severance amount of $1,151,250 pursuant to his severance agreement, of which $118,077 was paid to Mr. Broecker during the fiscal year ended March 31, 2010.

Grants of Plan-Based Awards — for Fiscal Year Ended March 31, 2010

The following table presents information on all grants of plan-based awards made in fiscal year 2010 to our named executive officers.

								All
								Other
								Stock
								Awards:	All Other		Grant
								Number	Option		Date
								of	Awards:		Fair
					Estimated Future			Shares	Number	Exercise	Value of
		Estimated Future Payouts			Payouts Under			of	of	or Base	Stock
		Under Non-Equity			Equity Incentive Plan			Stock	Securities	Price of	and
		Incentive Plan Awards			Awards			or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)*	(c)(1)	(d)(1)	(e)(1)	(f)	(g)	(h)	(i)(3)	(j)(4)	(k)	(l)(5)

Richard F. Pops	5/26/2009	—	—	—	—	—	—	25,000	—	—	213,750
	5/26/2009	—	—	—	—	—	—	—	220,000	8.55	1,077,642
	11/18/2009	—	—	—	—	—	—	250,000	—	—	2,302,500
	11/18/2009	—	—	—	—	—	—	—	500,000	9.21	2,405,688
	N/A	0	411,138	685,230	—	—	—	—	—	—	—
	N/A	—	—	—	0 (2)	—	600,000 (2)	—	—	—	—
James M. Frates	5/26/2009	—	—	—	—	—	—	8,500	—	—	72,675
	5/26/2009	—	—	—	—	—	—	—	65,000	8.55	293,452
	11/18/2009	—	—	—	—	—	—	25,000	—	—	230,250
	11/18/2009	—	—	—	—	—	—	—	50,000	9.21	240,569
	N/A	0	204,639	409,278	—	—	—	—	—	—	—
David A. Broecker	5/26/2009	—	—	—	—	—	—	20,000	—	—	171,000
	5/26/2009	—	—	—	—	—	—	—	175,000	8.55	790,064
Elliot W. Ehrich	5/26/2009	—	—	—	—	—	—	8,500	—	—	72,675
	5/26/2009	—	—	—	—	—	—	—	65,000	8.55	293,452
	11/18/2009	—	—	—	—	—	—	20,000	—	—	184,200
	11/18/2009	—	—	—	—	—	—	—	40,000	9.21	192,455
	N/A	0	198,726	397,452	—	—	—	—	—	—	—
Michael J. Landine	5/26/2009	—	—	—	—	—	—	8,500	—	—	72,675
	5/26/2009	—	—	—	—	—	—	—	65,000	8.55	293,452
	11/18/2009	—	—	—	—	—	—	20,000	—	—	184,200
	11/18/2009	—	—	—	—	—	—	—	40,000	9.21	192,455
	N/A	0	183,863	367,726	—	—	—	—	—	—	—
Gordon G. Pugh	5/26/2009	—	—	—	—	—	—	8,500	—	—	72,675
	5/26/2009	—	—	—	—	—	—	—	65,000	8.55	293,452
	11/18/2009	—	—	—	—	—	—	15,000	—	—	138,150
	11/18/2009	—	—	—	—	—	—	—	30,000	9.21	144,341
	N/A	0	200,619	401,237	—	—	—	—	—	—	—

Notes to Grants of Plan-Based Awards

*	In fiscal year 2010, the Company awarded stock options and stock awards for fiscal year 2009 performance (in May after the close of the fiscal year). As such, all of the stock options and a portion of the stock awards (also known as restricted stock awards) reflected in this Grants of Plan-Based Awards table granted on May 26, 2009 were for performance by grantees in the fiscal year ended March 31, 2009. This Grants of Plan-Based Awards table does not include those stock options and stock awards which were granted on May 17, 2010 for performance by grantees in the fiscal year ended March 31, 2010. Such equity grants were as follows: Mr. Pops, 325,000 stock options and 32,500 stock awards; Mr. Frates, 120,500 stock options and 17,400 stock awards; Dr. Ehrich 115,800 stock options and 16,700 stock awards; Mr. Landine, 93,000 stock options and 13,000 stock awards; and Mr. Pugh, 91,200 stock options and 13,100 stock awards. The May 17, 2010 stock option grant was made at an exercise price of $11.74.

(1)	Represents the target bonus range under the Alkermes Fiscal Year 2010 Reporting Officer Performance Pay Plan (the “2010 Performance Plan”) for bonus awards that may be earned by named executive officers during the performance period April 1, 2009 to March 31, 2010. The target bonus range for Mr. Pops is

0% to 100% of base salary, with a target bonus of 60% of base salary in effect at the time of award. The target bonus range for Messrs. Frates, Landine and Pugh and Dr. Ehrich is 0% to 100% of base salary with a target bonus of 50% of base salary in effect at the time of award. See “Compensation Discussion and Analysis — Compensation Program Elements — Cash Incentive Bonus” for a detailed discussion of the Alkermes Fiscal 2010 Reporting Officer Performance Pay Plan and the Summary Compensation Table above for the actual cash incentive bonus amounts earned in fiscal year 2010.

(2)	Represents the target range of the equity award that may be earned by Mr. Pops for performance during the performance period April 1, 2009 to March 31, 2010. The target range for equity compensation awarded for performance during the fiscal year is 0 to 600,000 units (with a stock option counting as a single unit and a stock award counting as two units). The stock option grant and restricted stock unit awards provided to Mr. Pops on November 18, 2009 were made in recognition of his assuming the role of Chairman of the Board, President and Chief Executive Officer of the Company and were not awarded based on his performance during fiscal year 2010. As such, the shares subject to such equity awards were not counted against this limitation by the Compensation Committee of the Board. See “Compensation Discussion and Analysis — Executive Officer Compensation Determination — Equity Incentives — Stock options and Restricted Stock Awards” for a detailed discussion of the equity awards earned by Mr. Pops for performance during fiscal year 2010.

(3)	Stock awards granted on May 26, 2009 and November 18, 2009 to Messrs. Frates, Landine and Pugh and Dr. Ehrich vest in four equal installments commencing on the first anniversary of the grant date and annually thereafter. Stock awards granted to Messrs. Pops and Broecker on May 26, 2009 vest in full upon the receipt of regulatory approval from the FDA for BYDUREON provided that, if such an event occurs during the first year after grant, the stock award will vest in full upon the one year anniversary of the grant date. These stock awards will expire if not vested five years after grant. As of March 31, 2010, these stock awards have not vested and upon his resignation from the Company, Mr. Broecker’s stock award was cancelled. Stock awards granted to Mr. Pops on November 18, 2009 vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. All stock awards were granted under the 2008 Plan and no dividend equivalents are paid on unvested stock awards.

(4)	Represents stock options granted under the amended and restated 2008 Plan which vest in four equal installments commencing on the first anniversary of the grant date and annually thereafter. Certain of the stock options qualify as incentive stock options under Section 422 of the IRS Code.

(5)	Represents the estimated grant date fair value of stock options and stock awards granted to the named executive officers during the fiscal year ended March 31, 2010, calculated using valuation techniques compliant with GAAP. Assumptions used in the calculation of the fair value of option awards granted by the Company during the fiscal year ended March 31, 2010, are included in footnote 12 ’Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 21, 2010. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or the value realized upon exercise will equal the grant date fair value.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents the equity awards we have made to each of the named executive officers that were outstanding as of March 31, 2010:

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
			Equity						Awards:	Market or
			Incentive						Number of	Payout
			Plan						Unearned	Value
			Awards:					Market	Shares,	of Unearned
	Number of		Number of			Number of		Value	Units or	Shares,
	Securities	Number of	Securities			Shares or		of Shares or	Other	Units
	Underlying	Securities	Underlying			Units of		Units of	Rights	or Other
	Unexercised	Underlying	Unexercised			Stock		Stock That	That	Rights That
	Options	Unexercised	Unearned	Option	Option	That Have		Have Not	Have Not	Have Not
	(#)	Options (#)	Options	Exercise	Expiration	Not Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)		($)	(#)	($)
(a)	(b)(1)		(d)	(e)	(f)(2)	(g)		(h)(10)	(i)	(j)(10)

Richard F. Pops	—	—	—	—	—	12,500	(3)	162,125	—	—
	—	—	—	—	—	3,000	(4)	38,910	—	—
	—	—	—	—	—	14,250	(5)	184,823	—	—
	—	—	—	—	—	250,000	(7)	3,242,500	—	—
	—	—	—	—	—	—		—	10,000 (8)	129,700
	—	—	—	—	—	—		—	25,000 (9)	324,250
	500,000	—	—	29.31	11/20/2010	—		—	—	—
	250,000	—	—	19.40	10/2/2011	—		—	—	—
	125,000	—	—	4.77	7/18/2012	—		—	—	—
	350,000	—	—	7.36	12/12/2012	—		—	—	—
	166,250	—	—	9.97	4/25/2013	—		—	—	—
	149,625	—	—	14.57	10/17/2013	—		—	—	—
	184,125	—	—	12.16	12/10/2013	—		—	—	—
	150,000	—	—	12.30	7/12/2014	—		—	—	—
	350,000	—	—	14.90	12/17/2014	—		—	—	—
	187,500	—	—	18.60	12/9/2015	—		—	—	—
	70,313	23,437	—	20.79	5/2/2016	—		—	—	—
	90,000	30,000	—	14.38	12/12/2016	—		—	—	—
	50,000	50,000	—	15.95	6/1/2017	—		—	—	—
	25,000	25,000	—	14.13	11/5/2017	—		—	—	—
	42,500	127,500	—	12.29	5/27/2018	—		—	—	—
	—	220,000	—	8.55	5/26/2019	—		—	—	—
	—	500,000	—	9.21	11/18/2019	—		—	—	—
James M. Frates	—	—	—	—	—	3,750	(3)	48,638	—	—
	—	—	—	—	—	1,000	(4)	12,970	—	—
	—	—	—	—	—	4,875	(5)	63,229	—	—
	—	—	—	—	—	8,500	(6)	110,245	—	—
	—	—	—	—	—	25,000	(7)	324,250	—	—
	—	—	—	—	—	—		—	5,000 (8)	64,850
	100,000	—	—	29.31	11/20/2010	—		—	—	—
	60,000	—	—	19.40	10/2/2011	—		—	—	—
	30,000	—	—	4.77	7/18/2012	—		—	—	—
	70,000	—	—	7.36	12/12/2012	—		—	—	—
	35,000	—	—	9.97	4/25/2013	—		—	—	—
	31,500	—	—	14.57	10/17/2013	—		—	—	—
	83,500	—	—	12.16	12/10/2013	—		—	—	—
	45,000	—	—	12.30	7/12/2014	—		—	—	—
	105,000	—	—	14.90	12/17/2014	—		—	—	—
	56,250	—	—	18.60	12/9/2015	—		—	—	—
	21,094	7,031	—	20.79	5/2/2016	—		—	—	—
	30,000	10,000	—	14.38	12/12/2016	—		—	—	—
	15,000	15,000	—	15.95	6/1/2017	—		—	—	—
	7,500	7,500	—	14.13	11/5/2017	—		—	—	—
	12,500	37,500	—	12.29	5/27/2018	—		—	—	—
	—	65,000	—	8.55	5/26/2019	—		—	—	—
	—	50,000	—	9.21	11/18/2019	—		—	—	—

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
			Equity							Awards:	Market or
			Incentive							Number of	Payout
			Plan							Unearned	Value
			Awards:						Market	Shares,	of Unearned
	Number of		Number of				Number of		Value	Units or	Shares,
	Securities	Number of	Securities				Shares or		of Shares or	Other	Units
	Underlying	Securities	Underlying				Units of		Units of	Rights	or Other
	Unexercised	Underlying	Unexercised				Stock		Stock That	That	Rights That
	Options	Unexercised	Unearned	Option	Option		That Have		Have Not	Have Not	Have Not
	(#)	Options (#)	Options	Exercise	Expiration		Not Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price ($)	Date		(#)		($)	(#)	($)
(a)	(b)(1)		(d)	(e)	(f)(2)		(g)		(h)(10)	(i)	(j)(10)

David A. Broecker	400,000	—	—	29.34	2/12/2011		—		—	—	—
	150,000	—	—	19.40	6/30/2011	(11)	—		—	—	—
	122,500	—	—	9.97	6/30/2011	(11)	—		—	—	—
	110,250	—	—	14.57	6/30/2011	(11)	—		—	—	—
	67,250	—	—	12.16	6/30/2011	(11)	—		—	—	—
	90,000	—	—	12.30	6/30/2011	(11)	—		—	—	—
	210,000	—	—	14.90	6/30/2011	(11)	—		—	—	—
	112,500	—	—	18.60	6/30/2011	(11)	—		—	—	—
	56,250	—	—	20.79	6/30/2011	(11)	—		—	—	—
	60,000	—	—	14.38	6/30/2011	(11)	—		—	—	—
	45,000	—	—	15.95	6/30/2011	(11)	—		—	—	—
	15,000	—	—	14.13	6/30/2011	(11)	—		—	—	—
	55,000	—	—	12.29	6/30/2011	(11)	—		—	—	—
Elliot W. Ehrich	—	—	—	—	—		3,000	(3)	38,910	—	—
	—	—	—	—	—		1,000	(4)	12,970	—	—
	—	—	—	—	—		4,500	(5)	58,365	—	—
	—	—	—	—	—		8,500	(6)	110,245	—	—
	—	—	—	—	—		20,000	(7)	259,400	—	—
	150,000	—	—	43.94	6/29/2010		—		—	—	—
	35,000	—	—	29.31	11/20/2010		—		—	—	—
	75,000	—	—	19.40	10/2/2011		—		—	—	—
	15,245	—	—	7.36	12/12/2012		—		—	—	—
	30,000	—	—	9.97	4/25/2013		—		—	—	—
	27,000	—	—	14.57	10/17/2013		—		—	—	—
	44,500	—	—	12.16	12/10/2013		—		—	—	—
	30,000	—	—	12.30	7/12/2014		—		—	—	—
	71,500	—	—	14.90	12/17/2014		—		—	—	—
	38,000	—	—	18.60	12/9/2015		—		—	—	—
	14,063	4,687	—	20.79	5/2/2016		—		—	—	—
	15,375	5,125	—	14.38	12/12/2016		—		—	—	—
	15,000	15,000	—	15.95	6/1/2017		—		—	—	—
	7,500	7,500	—	14.13	11/5/2017		—		—	—	—
	11,250	33,750	—	12.29	5/27/2018		—		—	—	—
	—	65,000	—	8.55	5/26/2019		—		—	—	—
	—	40,000	—	9.21	11/18/2019		—		—	—	—
Michael J. Landine	—	—	—	—	—		3,000	(3)	38,910	—	—
	—	—	—	—	—		1,000	(4)	12,970	—	—
	—	—	—	—	—		4,875	(5)	63,229	—	—
	—	—	—	—	—		8,500	(6)	110,245	—	—
	—	—	—	—	—		20,000	(7)	259,400	—	—
	—	—	—	—	—		—		—	5,000 (8)	64,850
	70,000	—	—	29.31	11/20/2010		—		—	—	—
	50,000	—	—	19.40	10/2/2011		—		—	—	—
	25,000	—	—	4.77	7/18/2012		—		—	—	—
	75,000	—	—	7.36	12/12/2012		—		—	—	—
	35,000	—	—	9.97	4/25/2013		—		—	—	—
	31,500	—	—	14.57	10/17/2013		—		—	—	—
	23,500	—	—	12.16	12/10/2013		—		—	—	—
	27,000	—	—	12.30	7/12/2014		—		—	—	—
	63,000	—	—	14.90	12/17/2014		—		—	—	—
	33,750	—	—	18.60	12/9/2015		—		—	—	—
	12,657	4,218	—	20.79	5/2/2016		—		—	—	—
	22,500	7,500	—	14.38	12/12/2016		—		—	—	—
	10,000	10,000	—	15.95	6/1/2017		—		—	—	—
	7,500	7,500	—	14.13	11/5/2017		—		—	—	—
	10,000	30,000	—	12.29	5/27/2018		—		—	—	—
	—	65,000	—	8.55	5/26/2019		—		—	—	—
	—	40,000	—	9.21	11/18/2019		—		—	—	—

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan					Unearned	Value
			Awards:				Market	Shares,	of Unearned
	Number of		Number of			Number of	Value	Units or	Shares,
	Securities	Number of	Securities			Shares or	of Shares or	Other	Units
	Underlying	Securities	Underlying			Units of	Units of	Rights	or Other
	Unexercised	Underlying	Unexercised			Stock	Stock That	That	Rights That
	Options	Unexercised	Unearned	Option	Option	That Have	Have Not	Have Not	Have Not
	(#)	Options (#)	Options	Exercise	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)	($)	(#)	($)
(a)	(b)(1)		(d)	(e)	(f)(2)	(g)	(h)(10)	(i)	(j)(10)

Gordon G. Pugh	—	—	—	—	—	3,000 (3)	38,910	—	—
	—	—	—	—	—	1,000 (4)	12,970	—	—
	—	—	—	—	—	4,500 (5)	58,365	—	—
	—	—	—	—	—	8,500 (6)	110,245	—	—
	—	—	—	—	—	15,000 (7)	194,550	—	—
	—	—	—	—	—	—	—	5,000 (8)	64,850
	160,000	—	—	25.96	1/7/2012	—	—	—	—
	4,000	—	—	4.77	7/18/2012	—	—	—	—
	24,000	—	—	7.36	12/12/2012	—	—	—	—
	15,400	—	—	9.97	4/25/2013	—	—	—	—
	30,000	—	—	14.57	10/17/2013	—	—	—	—
	54,600	—	—	12.16	12/10/2013	—	—	—	—
	30,000	—	—	12.30	7/12/2014	—	—	—	—
	70,000	—	—	14.90	12/17/2014	—	—	—	—
	37,500	—	—	18.60	12/9/2015	—	—	—	—
	14,063	4,687	—	20.79	5/2/2016	—	—	—	—
	15,000	5,000	—	14.38	12/12/2016	—	—	—	—
	15,000	15,000	—	15.95	6/1/2017	—	—	—	—
	7,500	7,500	—	14.13	11/5/2017	—	—	—	—
	11,250	33,750	—	12.29	5/27/2018	—	—	—	—
	—	65,000	—	8.55	5/26/2019	—	—	—	—
	—	30,000	—	9.21	11/18/2019	—	—	—	—

Notes to Outstanding Equity Awards at 2010 Fiscal Year-End

(1)	Grant date of all stock options is ten years prior to the option expiration date (Column (f)). All stock options vest ratably in 25% increments on the first four anniversaries of the grant date.

(2)	Stock options expire ten years from the grant date.

(3)	Stock awards granted on June 1, 2007 under the 2002 Restricted Stock Award Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(4)	Stock awards granted on November 5, 2007 under the 2002 Restricted Stock Award Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(5)	Stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(6)	Stock awards granted on May 26, 2009 under the 2008 Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(7)	Stock awards granted on November 18, 2009 under the 2008 Plan. With the exception of Mr. Pops, the unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. The unvested stock awards granted to Mr. Pops vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(8)	Stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. Mr. Pops received 10,000 stock awards and Messrs Frates, Landine and Pugh each received 5,000 stock awards that would vest in full upon the later of the Nasdaq-reported trading price of the Company’s common stock having a five day trailing average closing price of $19 or more per share provided that, if such an event occurs during the first year after grant, the stock award will vest in full upon the one year anniversary of the grant date; such stock awards would expire if not vested five years after grant. As of March 31, 2010, the stock awards had not vested. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(9)	Stock award granted on May 26, 2009 under the 2008 Plan. Mr. Pops received 25,000 stock awards that would vest upon the receipt of regulatory approval from the FDA for BYDUREON provided that, if such an event occurs during the first year after grant, the stock award will vest in full upon the one year anniversary of the grant date. These stock awards will expire if not vested five years after grant. As of March 31, 2010, such stock awards have not vested. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(10)	Market value is based on the closing price of Company’s common stock on March 31, 2010 (the last day of trading for the fiscal year ended March 31, 2010) as reported by Nasdaq, which was $12.97.

(11)	Pursuant to Mr. Broecker’s severance agreement, certain options that were scheduled to vest through June 30, 2010 were modified so that vesting was accelerated to December 31, 2009, and the period in which vested stock options are exercisable was extended until the earlier of June 30, 2011 or the stated expiration date of the stock options.

Option Exercises and Stock Vested — for Fiscal Year Ended March 31, 2010

The following table presents information regarding option exercising and vesting of stock awards for each named executive officer during the year ended March 31, 2010.

			Number of	Value
	Number of Shares	Value	Shares	Realized on
	Acquired on	Realized on	Acquired	Vesting
Name	Exercise (#)	Exercise ($)	on Vesting (#)	($)
(a)	(b)	(c)	(d)	(e)

Richard F. Pops	—	—	31,250	277,890
James M. Frates	—	—	9,625	85,438
David A. Broecker	393,750	2,193,741	25,750	232,310
Elliot W. Ehrich	24,617	129,409	7,250	63,805
Michael J. Landine	—	—	8,125	71,866
Gordon G. Pugh	—	—	7,250	63,805

Pension Benefits — for Fiscal Year Ended March 31, 2010

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation — for Fiscal Year Ended March 31, 2010

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change in Control

If, during the term of the executive officer’s employment agreement with the Company, the Company terminates such executive officer’s employment without cause or such executive officer terminates his employment for “good reason” (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, the Company will provide severance, as follows: to Mr. Pops, over a twenty-four month period, the Company will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twenty-four month period; and to Messrs. Frates, Landine and Pugh and Dr. Ehrich, over a twelve month period, the Company will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twelve month period.

Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with the Company for a period of two years following the change in control. If, during this two-year period, the Company terminates such executive officer without cause or if such executive officer terminates his employment for “good reason,” the Company shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to, for Mr. Pops, two times, and for Messrs Frates, Landine and Pugh and Dr. Ehrich, one and one-half times, the sum of his then base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his annual bonus during the prior two years. Each executive officer will also be entitled to continued participation in the Alkermes’ health benefit plans, for Mr. Pops, for a period of two years following the date of termination, and for Messrs Frates, Landine and Pugh and Dr. Ehrich, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if the Company terminates such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Each executive officer is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

Upon a change in control of the Company, all outstanding stock options issued under our amended and restated 1999 Stock Option Plan and all outstanding stock options and restricted stock unit awards with time-based vesting issued under the 2008 Plan become exercisable. Restricted stock awards issued under our 2002 Restricted Stock Award Plan, all awards with conditions and restrictions relating to the attainment of performance goals issued under the 2008 Plan, and all other outstanding stock options may become vested and nonforfeitable in connection with a change in control in the Committee’s discretion.

Except as set forth below, if any employee, including a named executive officer, retires after having met certain of the Company’s retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010, and under our 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2010, Mr. Pops and Mr. Landine were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants; however, as previously discussed, under his current employment agreement, Mr. Pops is not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009 and 2010. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited. In addition, in the event an employee (including a named executive officer) is terminated by reason of death or permanent disability, his stock options shall vest and become exercisable in full for a period of one to three years following termination depending on the date of the stock option grant, not to exceed the full term of the grant.

The named executive officers are entitled to certain benefits upon death or disability available to all our employees, as described below. Under our flexible benefits program, all of our eligible employees, including the named executive officers, have the ability to purchase long-term disability coverage that will pay up to 60% of base monthly salary, up to $20,000 per month during disability. In addition, under our flexible benefits program, the Company provides life insurance coverage for all of our eligible employees, including the named executive officers, equal to two times base salary, with a maximum of $500,000 in coverage paid by the Company. In the event of termination due to death or disability, stock options granted prior to November 2000 become exercisable for a one- year period, not to exceed the full term of the grant, and stock options granted after November 2000 become fully vested and exercisable for a three-year period, not to exceed the full term of the grant.

Potential Post-Termination Payments

The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on March 31, 2010, and the calculations use the closing price of our common stock on March 31, 2010 (the last trading day of fiscal year 2010) as reported by Nasdaq, which was $12.97 per share.

		Involuntary	Involuntary
		Termination	Termination
		Not for	Without Cause
		Cause or	or Voluntary
		Voluntary	Termination
		Termination for	for
		Good Reason Not	Good Reason
	Voluntary	Following a	Following a
	Termination or	Change in	Change in
Name and Payment Elements	Retirement(1)	Control(2)	Control(3)

Richard F. Pops
Cash Compensation:
Severance	$—	$2,045,430	$2,071,785
Equity Awards:
Stock Options and awards(4)	—	—	6,181,600
Benefits:
Health and Dental Insurance	—	34,346	34,346

Total	$—	$2,079,776	$8,287,731

James M. Frates
Cash Compensation:
Severance	$—	$583,618	$875,426
Equity Awards:
Stock Options and awards(4)	—	—	935,295
Benefits:
Health and Dental Insurance	—	17,173	25,760

Total	$—	$600,791	$1,836,481

David A. Broecker
Cash Compensation:
Severance	$1,151,250	$—	$—
Equity Awards:
Stock Options(5)	3,791,896	—	—
Benefits:
Health and Dental Insurance	25,760	—	—

Total	$4,968,906	$—	$—

Elliot W. Ehrich
Cash Compensation:
Severance	$—	$573,392	$860,087
Equity Awards:
Stock Options and awards(4)	—	—	830,295
Benefits:
Health and Dental Insurance	—	17,173	25,760

Total	$—	$590,565	$1,716,142

Michael J. Landine
Cash Compensation:
Severance	$—	$530,905	$796,358
Equity Awards:
Stock Options and awards(4)	—	—	827,745
Benefits:
Health and Dental Insurance	—	17,173	25,760

Total	$—	$548,078	$1,649,863

Gordon G. Pugh
Cash Compensation:
Severance	$—	$563,625	$845,437
Equity Awards:
Stock Options and awards(4)	—	—	727,845
Benefits:
Health and Dental Insurance	—	17,173	25,760

Total	$—	$580,798	$1,599,042

Notes to Post-Termination Payments

(1)	If any employee, including a named executive officer, retires after having met certain of the Company’s retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010 and under our 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a period of five years after retirement, not to exceed the full term of the grant. As of March 31, 2010, Mr. Pops and Mr. Landine were the only named executive officers who met such retirement eligibility criteria; however, stock options awarded to Mr. Pops for performance in fiscal years 2008, 2009, and 2010 and as a result of his assuming the role of Chairman, President and Chief Executive Officer of the Company in fiscal year 2010 are not eligible for this retirement benefit.

(2)	If, during the term of the executive officer’s employment agreement with the Company, the Company terminates such executive officer’s employment without cause or such executive officer terminates his employment for “good reason” (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, the Company will provide severance, as follows: to Mr. Pops, over a twenty-four month period, the Company will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twenty-four month period; and to Messrs. Frates, Landine and Pugh and Dr. Ehrich, over a twelve month period, the Company will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twelve month period.

(3)	Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with the Company for a period of two years following the change in control. If, during this two-year period, the Company terminates such executive officer without cause or if such executive officer terminates his employment for “good reason,” the Company shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to, for Mr. Pops, two times, and for Messrs Frates, Landine and Pugh and Dr. Ehrich, one and one-half times, the sum of: (i) his then base salary (or the base salary in effect at the time of the change in control, if higher) plus (ii) an amount equal to the average of his annual bonus during the prior two years. Each executive officer will also be entitled to continued participation in the Alkermes’ health benefit plans, for Mr. Pops, for a period of two years following the date of termination, and for Messrs Frates, Landine and Pugh and Dr. Ehrich, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if the Company terminates such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Each executive officer is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up,” on an after-tax basis, the executive officer’s compensation for all federal, state and local income and excise taxes. The projected payments in this table would not trigger excise taxes and thus no gross-up payments would be made to any named executive officer.

(4)	All options granted under the amended and restated 1999 Stock Option Plan and all options and restricted stock unit awards with time-based vesting issued under the 2008 Plan vest in full upon a change in control. This amount represents the difference between the exercise price and the market closing price of our common stock on March 31, 2010, which was $12.97 per share, for outstanding unvested stock options that had an exercise price less than $12.97 per share and the value of unvested restricted stock unit awards with time-based vesting at $12.97 per share.

(5)	Mr. Broecker’s stock options and awards amount represents the fair value of options awards that were modified in connection with Mr. Broecker’s severance arrangement with the Company dated September 10, 2009. Certain of Mr. Broecker’s options that were scheduled to vest through June 30, 2010 were modified so that vesting was accelerated to December 31, 2009, and the period in which vested stock options are exercisable was extended until the earlier of June 30, 2011 or the stated expiration date of the stock options.

Compensation of Directors

Each non-employee director and any director who serves as a part-time employee of the Company receives an annual retainer fee of $30,000 paid quarterly, in advance, and, on the date of the Company’s annual meeting, an option to purchase 20,000 shares of Common Stock. In addition, upon becoming a member of the Board of Directors, each new non-employee and part-time employee director who is not then a consultant to the Company automatically receives a one-time grant of options to purchase 20,000 shares of Common Stock. As of July 2008, if a new non-employee director is elected other than at the annual meeting of shareholders, the newly elected non-employee director also receives a grant of options equal to the product of 20,000 shares of Common Stock multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of shareholders of the Company and the denominator of which equals 12. For the fiscal year ended March 31, 2010, David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Alexander Rich and Mark B. Skaletsky served as non-employee directors. For the fiscal year ended March 31, 2010, Michael A. Wall served as a part-time employee and director of the Company. Richard F. Pops became Chairman of the Board of Directors of the Company effective April 1, 2007 and was an employee of the Company during the fiscal year ended March 31, 2010.

Under the 2008 Plan, a 20,000 share option is granted automatically each year on the date of the Company’s annual meeting of shareholders for non-employee directors. Under the 2008 Plan, a 20,000 share option is granted by resolution of the Compensation Committee of the Board of Directors each year on the date of the Company’s annual meeting of shareholders for part-time employee directors; such option grant contains the same terms and conditions as the option grant to non-employee directors. All of such options are exercisable at the fair market value of the Common Stock on the date such options are granted and vest, in full, six (6) months following their grant. Non-employee and part-time employee directors do not receive any options to purchase shares of Common Stock except for the yearly grant of options to purchase 20,000 shares of the Company’s Common Stock and the one-time grant of an option to purchase 20,000 shares of the Company’s Common Stock upon joining the Board of Directors.

With the exception of Mr. Pops, each director receives an attendance fee of $1,500 per Board of Directors’ meeting and $750 for each telephonic Board of Directors’ meeting. Mr. Pops does not receive stock options or attendance fees for his service on the Board of Directors.

The Board adopted the following annual retainers, to be paid pro rata on a quarterly basis, for service beginning October 1, 2006:

Audit and Risk Committee Chair: $15,000
Audit and Risk Committee member: $7,500
Compensation Committee Chair: $10,000
Compensation Committee member: $5,000
Nominating & Corporate Governance Committee Chair: $10,000
Nominating & Corporate Governance Committee member: $5,000

The Company reimburses its directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies.

Mr. Wall has been a part-time employee of the Company since January 1, 2004. During the fiscal year ended March 31, 2010, Mr. Wall received compensation of $79,445 for the services that he performed for the Company outside of his capacity as a director. The Company believes that Mr. Wall’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party.

After reviewing compensation paid to board members at comparable companies for their service on the Board and its committees, based on data provided by the Company’s compensation consultant and a review of the 2010 proxy disclosure of the Company’s comparable peer group, the Board adopted a resolution to change the way Board (other than Mr. Pops who does not receive any such compensation) and committee members were compensated for their service. The Board adopted the following fees and annual retainers, such annual retainers to be paid pro rata on a quarterly basis, for service beginning April 1, 2010:

Per in-person Board of Directors meeting: $2,500
Per telephonic Board of Directors meeting: $1,250
Audit and Risk Committee Chair: $22,000
Audit and Risk Committee member: $10,000
Compensation Committee Chair: $15,000
Compensation Committee member: $7,500
Nominating & Corporate Governance Committee Chair: $10,000
Nominating & Corporate Governance Committee member: $5,000

Director Compensation Table — for Fiscal Year Ended March 31, 2010

The following table presents and summarizes the compensation of the Company’s directors for the year ended March 31, 2010.

					Change in
	Fees				Pension
	Earned or			Non-Equity	Value and
	Paid in		Option	Incentive Plan	NQDC	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)(2)(3)	(e)	(f)	(g)(4)	(h)

David W. Anstice	44,000	—	91,664	—	—	—	135,664
Floyd E. Bloom	50,750	—	91,664	—	—	—	142,414
Robert A. Breyer	38,250	—	91,664	—	—	—	129,914
Geraldine Henwood	48,250	—	91,664	—	—	—	139,914
Paul J. Mitchell	59,000	—	91,664	—	—	—	150,664
Alexander Rich	44,000	—	91,664	—	—	—	135,664
Mark B. Skaletsky	56,500	—	91,664	—	—	—	148,164
Michael A. Wall*	39,000	—	91,664	—	—	79,445	210,109

Notes to Director Compensation Table — for Fiscal Year Ended March 31, 2010

*	Part-time employee director.

(1)	Represents fees earned by the Company’s directors in the fiscal year ended March 31, 2010 for services as a director, including annual retainer fees, committee and/or committee chair fees and meeting fees.

(2)	The amounts in column (d) reflect the aggregate grant date fair value recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, in accordance with GAAP for stock option awards granted in the fiscal year ended March 31, 2010. Each director received a grant of 20,000 stock options on October 6, 2009, which had an estimated grant date fair value of $4.58 per share. The stock options granted to the non-employee directors and part-time employee directors were granted under the 2008 Plan. Stock options granted under the 2008 Plan are nonqualified stock options that vest six months from the grant date and expire upon the earlier of ten years from the grant date or three years after the optionee terminates their service relationship with the Company. Additionally, any unvested portion of the option grant shall vest upon the optionee’s termination of their service relationship with the Company. The

Company recognizes the cost of the stock options granted to non-employee and part-time employee directors on a straight-line basis over the requisite service period of the stock options. There can be no assurance that the stock options will be exercised or the value realized upon exercise will equal the grant date fair value.

(3)	Assumptions used in the calculation of the fair value of option awards made by the Company for the stock options granted to directors on October 6, 2009 are as follows: option exercise price, $8.98; expected term, 6.75 years; volatility, 47%; interest rate, 2.85%; dividend yield, zero. The Company’s directors hold the following aggregate number of outstanding stock options as of March 31, 2010: David W. Anstice, 60,000 shares; Floyd E. Bloom, 200,000 shares; Robert A. Breyer, 352,500 shares; Geraldine Henwood, 178,000 shares; Paul J. Mitchell, 168,000 shares; Alexander Rich, 200,000 shares; Mark B. Skaletsky, 139,000 shares; and Michael A. Wall, 195,000 shares.

(4)	Mr. Wall has been a part-time employee of the Company since January 1, 2004. During the fiscal year ended March 31, 2010, Mr. Wall received compensation of $79,445 for the services that he performed for the Company outside of his capacity as a director. The Company believes that Mr. Wall’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party.

Compensation Committee Interlocks and Insider Participation

For fiscal year ending March 31, 2010, the following directors served on the Compensation Committee: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice.

During the last fiscal year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit and Risk Committee charter, which is posted on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com, makes clear that our Audit and Risk Committee is responsible for reviewing transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. In addition, our Code of Business Conduct and Ethics, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that persons ability to make objective and fair decisions while acting in their Company roles and requires that, among other things, any transactions with related persons be disclosed to, and receive the approval of, the appropriate committee of our board of directors.

In addition, at the end of each fiscal quarter, we ask all directors and officers of the Company (VP and higher) to disclose a list of their “related parties”; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, profit, or non-profit companies or organizations of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported “related parties” are sent to the Company’s Finance department who check them against transactions of the Company in that prior quarter. At the Audit and Risk Committee meeting held to review the quarter’s financial results, any transactions between the Company and a reported related party are reported to the Audit and Risk Committee for its review and, if deemed appropriate by the Committee in its sole discretion, approval.

There are no such relationships or transactions that are required to be disclosed in this Proxy Statement under Securities and Exchange Commission rules.

Stock Options

During the last fiscal year, executive officers, part-time employee directors and non-employee directors were granted options to purchase shares of Common Stock pursuant to the 2008 Plan.

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Number of
	Securities to be	Weighted Average
	Issue Upon Exercise	Exercise Price
	of Outstanding	of Outstanding	Number of Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights(1)	and Rights(2)	for Future Issuance(1)

Equity compensation plans approved by security holders	18,026,673	$15.52	6,582,144

(1)	Share information is as of March 31, 2010. There are no warrants or other rights outstanding. In addition, as of March 31, 2010, there are 1,520,497 shares of the Company’s common stock issued as restricted stock awards, which are subject to forfeiture until such awards have vested.

(2)	Represents the weighted average exercise price of the Company’s outstanding options under the Company’s Plans. This does not include outstanding restricted stock awards under the Company’s Plans as such awards do not have an exercise price.

OTHER BUSINESS

The Board of Directors does not intend to present to the Annual Meeting any business other than the election of directors and the ratification of its independent registered public accounting firm. If any other matter is presented to the Annual Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2010. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

DEADLINE FOR SHAREHOLDER PROPOSALS

Alkermes must receive any proposal by a shareholder of Alkermes intended to be presented at the 2011 annual meeting of shareholders at its principal executive office not later than March 31, 2011 in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended, for inclusion in Alkermes’ proxy statement and form of proxy relating to that meeting.

If a shareholder who wishes to present a proposal at the 2011 annual meeting of shareholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by June 12, 2011 and such proposal is brought before the 2011 annual meeting of shareholders, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2011 annual meeting of shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules.

In addition, in accordance with the Company’s bylaws, any nominee for election as a director of the Company at the 2011 annual meeting of shareholders must be submitted in writing to the Chairman of the Board on or before April 30, 2011, which is ninety (90) days prior to the first anniversary of the date of this year’s proxy statement.

Any proposal intended to be presented at the 2011 annual meeting of shareholders must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission and the Company’s bylaws. In order to curtail any controversy as to the date on which a proposal was received by Alkermes, it is suggested that proponents submit their proposal by certified mail, return receipt requested or other means, including electronic means, that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

The cost of solicitation will be borne by Alkermes, and in addition to directly soliciting shareholders by mail, Alkermes may request banks and brokers to solicit their customers who have stock of Alkermes registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Alkermes may also be made of some shareholders in person or by mail or telephone following the original solicitation. In addition, Alkermes has retained the services of The Altman Group to solicit proxies, at an estimated cost of $7,000 plus such firm’s expenses.

HOUSEHOLDING

Our Annual Report, including audited financial statements for the fiscal year ended March 31, 2010, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., or Broadridge, has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Alkermes will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to Alkermes, Inc., 852 Winter Street, Waltham, MA 02451, Attention: Secretary. If your household is receiving multiple copies of Alkermes’ Annual Reports or Proxy Statements and you wish to request delivery of a single copy, you may send a written request to Alkermes, Inc., 852 Winter Street, Waltham, MA 02451, Attention: Secretary.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time October 4, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/alks • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - David W. Anstice	☐	☐	02 - Floyd E. Bloom	☐	☐	03 - Robert A. Breyer	☐	☐

	04 - Geraldine Henwood	☐	☐	05 - Paul J. Mitchell	☐	☐	06 - Richard F. Pops	☐	☐

	07 - Alexander Rich	☐	☐	08 - Mark B. Skaletsky	☐	☐	09 - Michael A. Wall	☐	☐

		For	Against	Abstain

2.	To ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2011.	☐	☐	☐

To transact such other business as may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Alkermes, Inc.

WALTHAM, MASSACHUSETTS

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 5, 2010
The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and lain M. Brown, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of Alkermes, Inc., 852 Winter Street, Waltham, Massachusetts 02451, at 9:00 a.m., Tuesday, October 5, 2010, and at all adjournments and postponements thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon (including discretionary authority to cumulate votes with respect to the election of directors) and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The undersigned hereby revokes all other previous proxies appointed and delivered in connection with the annual meeting of shareholders to be held at 9:00 a.m., Tuesday, October 5, 2010, and at all adjournments and postponements thereof.
If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or unless discretionary authority to cumulate votes is exercised), FOR Items 1 and 2 and will be voted according to the discretion of the proxy holders upon any other business as may properly be brought before the meeting and at all adjournments and postponements thereof.
It is agreed that unless otherwise marked on the other side, said attorneys and proxies are appointed with authority to vote FOR the directors and the proposals listed on the other side hereof.
PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.